Filed pursuant to Rule 424(b)(2)
Registration Nos. 333-255302 and 333-255302-03

INDEX SUPPLEMENT NO. IS-09-02

(To the prospectus and prospectus supplement each dated May 11, 2021)

Citigroup Global Markets Holdings Inc.

Medium-Term Senior Notes, Series N

Payments Due from Citigroup Global Markets Holdings Inc.

Fully and Unconditionally Guaranteed by Citigroup Inc.

Capped Annual Buffer Securities
Linked to the Cboe® S&P 500 10% Buffered 25 Index Series

This index supplement sets forth terms that will apply generally to securities that we may offer from time to time using this index supplement. The specific terms of a particular issuance of securities will be set forth in a pricing supplement that we will deliver in connection with that issuance. If the terms specified in any pricing supplement are inconsistent with the terms specified in this index supplement or in the accompanying prospectus supplement or prospectus, the terms specified in the applicable pricing supplement will control. We refer to all securities offered under this index supplement as the “securities.”

•	Overview. Unlike conventional debt securities, the securities do not pay interest and do not guarantee the repayment of principal. Instead, the securities offer a payment at maturity or upon earlier redemption that may be greater than, equal to or less than the stated principal amount, depending on the performance of the Index to which the securities are linked.

•	Index. Each issuance of securities will be linked to one index in the Cboe® S&P 500 10% Buffered 25 Index Series. The Cboe® S&P 500 10% Buffered 25 Index Series consists of twelve indices, each corresponding to one calendar month (each, an “Index”). Each Index is designed to reflect buffered, capped participation in the performance of the S&P 500 Index over successive one-year periods, beginning on the annual roll date in the applicable calendar month in one year and continuing to the annual roll date in the same calendar month in the next year, subject to an index fee. In this document, references to “the Index” are to the particular Index to which a particular issuance of securities offered by the applicable pricing supplement is linked.

•	Index Charges. Index performance is reduced by an index fee of 0.25% per annum. In addition, the Index embeds an annual roll charge, which is deducted from the Index level on the day after each annual roll date and reduces the SPX participation cap.

•	Holder Redemption Right. Each holder may elect to require us to redeem all or any portion of its securities on any annual redemption date by notifying us no later than the applicable holder redemption exercise deadline and otherwise following the procedure described herein. For each security that we are required to redeem on any annual redemption date, we will pay an amount equal to the redemption amount determined on the annual roll date immediately preceding that annual redemption date.

•	Issuer Redemption Right. We may elect to redeem any issuance of the securities, in whole but not in part, on any annual redemption date by delivering notice to holders no later than the annual roll date immediately preceding that annual redemption date. For each security that we redeem on any annual redemption date, we will pay an amount equal to the redemption amount determined on the annual roll date immediately preceding that annual redemption date.

•	Payment at Maturity. Any security that has not previously been redeemed at the holder’s option or at our option will be redeemed at maturity for an amount equal to the redemption amount determined on the annual roll date immediately preceding the maturity date.

•	Redemption Amount. The amount payable upon redemption of the securities (the “redemption amount”), whether at maturity or upon earlier redemption at the holder’s option or at our option, will be determined on the annual roll date immediately preceding the relevant annual redemption date or maturity date, as applicable, and will be an amount per $1,000 stated principal amount security equal to $1,000 plus ($1,000 times the cumulative Index return as of such annual roll date). The cumulative Index return will be the percentage change in the closing level of the Index from the pricing date to the applicable annual roll date. If the cumulative Index return is negative on the relevant annual roll date, the redemption amount will be less than the stated principal amount and holders will realize a loss on their investment.

•	Credit Risk. The securities are unsecured senior debt securities of Citigroup Global Markets Holdings Inc., and the guarantee of the securities is an unsecured obligation of Citigroup Inc. Accordingly, all payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you may not receive any payment owed to you under the securities.

•	No Listing. The securities will not be listed on any securities exchange. Accordingly, the securities may have limited or no liquidity, and you should not invest in the securities unless you are willing to hold them until at least the next annual redemption date.

•	Tax Consequences. For important information regarding certain tax consequences of investing in the securities, see “United States Federal Tax Considerations” beginning on page IS-36.

You should carefully review the specific terms of the securities described in the applicable pricing supplement together with the information contained in this index supplement and the accompanying prospectus supplement and prospectus before investing in the securities.

Investing in the securities is subject to risks not associated with an investment in conventional debt securities. See “Risk Factors Relating to the Securities” beginning on page IS-7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this index supplement, the accompanying prospectus supplement and prospectus or any pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The securities, and the guarantee of the securities by Citigroup Inc., are not deposits or savings accounts but are, respectively, unsecured debt obligations of Citigroup Global Markets Holdings Inc. and unsecured obligations of Citigroup Inc. The securities are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

Citigroup

May 11, 2021

We are responsible for the information contained or incorporated by reference in this index supplement, the accompanying prospectus supplement and prospectus and any applicable pricing supplement. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this index supplement, the accompanying prospectus supplement and prospectus or any applicable pricing supplement is accurate as of any date other than the date on the front of such document. We are not making an offer of these securities in any state where the offer is not permitted.

TABLE OF CONTENTS

Index Supplement

About This Index Supplement	IS-3
Summary Description of the Index	IS-4
Certain Investment Considerations	IS-6
Risk Factors Relating to the Securities	IS-7
Description of the Securities	IS-15
Description of the Cboe® S&P 500 10% Buffered 25 Index Series	IS-20
Benefit Plan Investor Considerations	IS-34
United States Federal Tax Considerations	IS-36
Plan of Distribution; Conflicts of Interest	IS-42

Prospectus Supplement
Risk Factors	S-1
Important Currency Information	S-4
Forward-Looking Statements	S-5
Description of the Securities	S-6
United States Federal Tax Considerations	S-14
Plan of Distribution	S-27
Conflicts of Interest	S-28
Benefit Plan Investor Considerations	S-33
Legal Matters	S-35
Prospectus
Prospectus Summary	1
Forward-Looking Statements	6
Citigroup Inc.	6
Citigroup Global Markets Holdings Inc.	10
Use of Proceeds and Hedging	11
European Monetary Union	13
Description of Debt Securities	13
Currency Conversions and Foreign Exchange Risks Affecting
Debt Securities Denominated in a Foreign Currency	25
Plan of Distribution	27
Legal Matters	29
Experts	29

IS-2

About this INDEX Supplement

The pricing supplement for a particular issuance of securities will describe certain specific terms of those securities, but will not describe all of the material terms of those securities or contain all of the other material disclosures that you should consider before investing in those securities. The material terms of the securities and other material disclosures that are not contained in the applicable pricing supplement are set forth in this index supplement and, to the extent not set forth in this index supplement, in the accompanying prospectus supplement and prospectus. Accordingly, it is important that you read the applicable pricing supplement together with this index supplement and the accompanying prospectus supplement and prospectus and before investing in the securities.

You may find the prospectus and prospectus supplement each dated May 11, 2021 here:
https://www.sec.gov/Archives/edgar/data/200245/000119312521157552/d423193d424b2.htm

References in this index supplement, the applicable pricing supplement and the accompanying prospectus supplement and prospectus to “we,” “our” or “us” are to Citigroup Global Markets Holdings Inc., and not any of its subsidiaries, unless the context indicates otherwise.

IS-3

Summary Description of the Index

Cboe Global Indices, LLC (“Cboe”) publishes a family of indices called the Cboe® S&P 500 10% Buffered 25 Index Series. Each index in the series (each, an “Index”) corresponds to one calendar month. In this document, each reference to “the Index” is to the particular Index that underlies the particular securities that are being offered by the applicable pricing supplement.

The Index reflects buffered, capped participation in the performance of the S&P 500 Index (“SPX”) over successive one-year periods, subject to an index fee. The performance of the Index from one annual roll date to the next (a period of approximately one year, which we refer to as an “annual measurement period”) will reflect the following:

o	Capped upside participation. If the S&P 500 Index appreciates over the annual measurement period, the Index performance will reflect participation in that appreciation up to a cap (the “SPX participation cap”), subject to the index fee. The SPX participation cap applicable to each annual measurement period will be determined on the annual roll date at the beginning of that annual measurement period. The SPX participation cap is expressed as a percentage change in the closing level of the S&P 500 Index from the closing level on the annual roll date that begins the relevant annual measurement period.

o	Buffered downside participation. If the S&P 500 Index depreciates over the annual measurement period, the Index will reflect participation in that depreciation subject to a 10% buffer (before giving effect to the index fee). This means that, if the S&P 500 Index depreciates by less than 10%, the Index performance will be flat over the annual measurement period (before giving effect to the index fee). However, if the S&P 500 Index depreciates by more than 10% over the annual measurement period, the Index performance will be negative and will reflect participation in that depreciation to the extent that it exceeds 10% (before giving effect to the index fee).

o	Index fee. The Index performance will be reduced by an index fee of 0.25% per annum, which will be deducted daily from the daily Index level.

Because of the index fee, the Index will lose value over the course of an annual measurement period if the S&P 500 Index is flat or declines over the course of that period, or even if it appreciates by an amount less than the cumulative effect of the index fee. The index fee reduces the benefit of the buffer and will cause the maximum annual return of the Index for a given year to be less than the SPX participation cap applicable to that year.

In addition to the index fee, the Index embeds an annual roll charge (together with the index fee, “Index charges”). The annual roll charge for each annual measurement period is determined on the annual roll date that begins that annual measurement period and will be deducted from the Index level on the day after that annual roll date. The annual roll charge has the effect of causing the SPX participation cap that is determined on a given annual roll date to be lower than otherwise would have been determined in the absence of the annual roll charge. The annual roll charge for each annual measurement period will be determined on the annual roll date at the beginning of that annual measurement period. The annual roll charge is expressed as a percentage of the closing level of the Index on the annual roll date that begins the relevant annual measurement period.

The Index is based on the price return version of the S&P 500 Index, which reflects only the price performance of the constituent stocks of the S&P 500 Index and does not reflect the receipt or reinvestment of dividends paid on those stocks. Accordingly, investors should consider lost dividend yield in addition to the index fee when comparing an investment in the securities to a direct investment in the S&P 500 Index (or a related index fund). After taking into account the index fee and lost dividend yield, the Index will underperform a direct investment in the S&P 500 Index in any scenario in which the S&P 500 Index appreciates, even if it appreciates by less than the SPX participation cap, and in any scenario in which the S&P 500 Index depreciates by an amount that is less than the aggregate effect of the index fee and lost dividend yield.

The Index is intended to reflect participation in 100% of the appreciation or depreciation of the S&P 500 Index over each annual measurement period, subject to the applicable SPX participation cap, buffer and index fee. However, the actual participation rate applicable to each annual measurement period is unlikely to be exactly 100%. If there is a significant change in the closing level of the S&P 500 Index on the annual roll date from the immediately preceding NYSE trading day, and if the S&P 500 Index is above the cap or within the buffer at that time, then the participation rate for the following annual measurement period may differ significantly from 100%. For example, if there were a 10% decrease in the closing level of the S&P 500 Index on the annual roll date from the prior NYSE

IS-4

trading day and the decrease did not result in a corresponding decrease in the level of the Index, the participation rate would be approximately 10% less than 100% (i.e., 90%), and if there were a 10% increase in the level of the S&P 500 Index in these circumstances without a corresponding increase in the level of the Index, the participation rate would be approximately 10% more than 100% (i.e., 110%).

Cboe publishes other series of indices that are identical to the Index series described herein except for the index fee. The Index series described herein is the series with an index fee of 0.25% per annum.

For more information, see “Description of the Cboe® S&P 500 10% Buffered 25 Index Series” in this index supplement.

IS-5

CERTAIN INVESTMENT CONSIDERATIONS

The Index is designed to reflect the buffered, capped participation in the performance of the S&P 500 Index described above only with respect to each annual measurement period. On the annual roll date at the end of each annual measurement period, the Index resets its exposure to the S&P 500 Index so that it will again reflect buffered, capped participation in the performance of the S&P 500 Index (subject to the index fee) over the next annual measurement period. The cumulative performance of the Index over any period longer than one annual measurement period will not necessarily reflect a 10% buffer with respect to the cumulative performance of the S&P 500 Index over that full period, even leaving aside the index fee. In fact, the Index may decline over a period that is longer than one annual measurement period even if the cumulative performance of the S&P 500 Index was positive over that period. For example, suppose that the S&P 500 Index appreciates by 30% over an annual measurement period and that the SPX participation cap applicable to that annual measurement period is 6%. Suppose that the S&P 500 Index then depreciates by 23.08% over the next annual measurement period. In this circumstance, the S&P 500 Index performance would have been flat from the beginning of year 1 to the end of year 2. But the Index would have reflected only a 6% gain in year 1, while reflecting a 13.08% loss in year 2 (as a percentage of the Index level at the end of year 1), for a cumulative net loss of 7.86% (as a percentage of the Index level on the pricing date). This example disregards the effect of the index fee for simplicity; had the index fee been taken into account, the Index loss would have been greater.

Although the term of the securities will be longer than one year, each holder has the right to require us to redeem the securities on an annual basis during the term of the securities. As a result, each holder has the right to decide annually whether to terminate its exposure to the Index at the end of the current annual measurement period, or to continue its exposure to the Index for another annual measurement period (subject to our right to redeem the securities at our option on any annual redemption date).

The first annual measurement period will commence on the pricing date for a given issuance of securities (which will be an annual roll date) and will end on the annual roll date occurring approximately one year after the pricing date. If a holder elects to require us to redeem its securities on the first annual redemption date after the issuance of the securities, the holder will receive a payment per security on the first annual redemption date equal to the redemption amount determined on the annual roll date occurring approximately one year after the pricing date. That redemption amount will reflect the performance of the Index from the pricing date to that annual roll date. That Index performance will, in turn, reflect buffered, capped participation in the performance of the S&P 500 Index over that period, subject to the index fee, as more fully described under “Description of the Cboe® S&P 500 10% Buffered 25 Index Series”. If a holder does not elect to require us to redeem its securities on the first annual redemption date, then the holder will remain invested in the securities for another year (unless we exercise our right to redeem the securities on that annual redemption date). The process repeats for each year during the term of the securities. If a holder holds the securities for more than one annual measurement period, the return the holder will ultimately receive upon redemption of the securities will reflect the cumulative return of the Index, which may not resemble buffered participation in the S&P 500 Index over the full period for which the holder held the securities.

The securities are designed for investors to make a decision annually as to whether to remain invested in the securities for another year. To facilitate this decision, we will publish the expected range for the SPX participation cap and annual roll charge that will apply to the upcoming annual measurement period at least five business days prior to the holder redemption exercise deadline that precedes the beginning of that annual measurement period. Each holder should consider this information in deciding whether to require us to redeem its securities following the end of the current annual measurement period or to retain exposure to the Index over the next annual measurement period. We will publish this information on the following website:

https://crossassetsolutions.citi.com/our-approach/CBOE_SP_500_10_BUFFERED_INDEX_SERIES

IS-6

RISK FACTORS RELATING TO THE SECURITIES

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the securities, and are also subject to risks associated with the Index because your return on the securities will depend on the performance of the Index.

The risk factors below describe certain significant risks associated with an investment in the securities. You should read these risk factors together with the risk factors included in the applicable pricing supplement, which will describe more specifically those risks associated with the terms of the particular issuance of securities. You should also read these risk factors together with the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference into the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

You may lose some or all of your investment in the securities.

Unlike conventional debt securities, the securities do not provide for the repayment of a fixed amount of principal. Instead, your payment at maturity or earlier redemption will depend on the performance of the Index. If the Index declines from its closing level on the pricing date for the securities to its closing level on the annual roll date on which the redemption amount is determined, you will lose 1% of the stated principal amount of your securities for every 1% by which the Index has declined. You may lose up to all of your investment in the securities. You should not invest in the securities if you are unable or unwilling to the bear the risk of losing a significant portion or all of your investment in the securities.

The securities do not pay interest or provide for any other payments prior to maturity or earlier redemption.

The securities will not pay any interest or provide for any other payments prior to maturity or earlier redemption. Accordingly, you should not invest in the securities if you seek current income during the term of the securities.

The securities require careful monitoring during their term.

The securities are designed for investors to make a decision annually as to whether to remain invested in the securities for another year. The Index is designed to reflect buffered participation in the performance of the S&P 500 Index only with respect to an annual measurement period. Over any period longer than one annual measurement period, the cumulative performance of the Index will not necessarily reflect a 10% buffer with respect to the cumulative performance of the S&P 500 Index over that full period. In fact, the Index may decline over any period longer than one annual measurement period even if the S&P 500 Index has appreciated over that full period, even leaving aside the effect of the index fee. As a result, investors should evaluate annually whether to exercise the holder redemption right or to remain invested in the securities for another year. In making that determination, investors should consider the SPX participation cap and annual roll charge that will be applicable to the upcoming annual measurement period, which will be available on the website specified above under “Certain Investment Considerations” in advance of the holder redemption exercise deadline that precedes the beginning of that annual measurement period. To exercise the holder redemption right, a holder must comply with the procedures described in “Description of the Securities” in this index supplement by the applicable holder redemption exercise deadline. If a holder wishes to exercise the holder redemption right but fails to comply with the required procedures by the holder redemption exercise deadline, the holder will lose the opportunity to exercise the holder redemption right for that year. For all of these reasons, the securities require careful monitoring during their term.

The redemption amount may be less than you anticipate at the time of exercising the holder redemption right.

If you wish to exercise the holder redemption right, you must do so by the holder redemption exercise deadline, which is 4:00 p.m., New York City time, on the fifth business day prior to the annual roll date on which the redemption amount will be determined. If the level of the Index declines between the time you exercise the holder redemption right and the annual roll date, the redemption amount may be significantly less than you anticipated at the time of exercising the holder redemption right. Once you have exercised the holder redemption right, that exercise is irrevocable.

IS-7

We may redeem the securities at our option on any annual redemption date.

If we elect to redeem the securities, the redemption amount that you receive will be determined on the annual roll date immediately preceding that annual redemption date. If the cumulative Index return is negative on that annual roll date, the redemption amount will be less, and possibly significantly less, than the stated principal amount of the securities, resulting in a potentially significant loss to you. We will not be required to provide notice of our election to redeem the securities until the annual roll date immediately preceding the annual redemption date, and as a result we will know what the redemption amount will be at the time of exercising our redemption right. We may elect to redeem the securities at a time when you would have preferred to remain invested in the securities for another year, and our decision to redeem the securities may result in a loss on your investment in the securities, depriving you of the opportunity to hold the securities for another year and potentially reduce that loss or see that loss turn into a gain. If we elect to redeem the securities, you may not be able to reinvest your proceeds on terms as favorable as those otherwise offered by the securities.

The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., the guarantor of any payments due on the securities.

You are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. The securities are not guaranteed by any entity other than Citigroup Inc. Any actual or anticipated changes to Citigroup Global Markets Holdings Inc.’s or Citigroup Inc.’s credit ratings or credit spreads may adversely affect the value of the securities. If Citigroup Global Markets Holdings Inc. defaults on its obligations and Citigroup Inc. defaults on its guarantee obligations under the securities, your investment will be at risk and you could lose some or all of your investment. As a result, the value of the securities at any time will be affected by changes in the market’s view of Citigroup Global Markets Holdings Inc.’s and Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in either of their credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking either of their credit risk is likely to adversely affect the value of the securities.

The securities will not be listed on a securities exchange and you may not be able to sell your securities prior to an annual redemption date.

The securities will not be listed on a securities exchange. Accordingly, the securities may have limited or no liquidity, and you should not invest in the securities unless you are willing to hold them at least to the next annual redemption date.

Citigroup Global Markets Inc. (“CGMI”) or, if applicable, any other entity named as underwriter or agent in the applicable pricing supplement may, but is not obligated to, make a market in the securities. If CGMI or such other underwriter or agent does make a market in the securities, it may discontinue doing so at any time. Because we do not expect that other broker-dealers will participate significantly in any secondary market for the securities, the price at which you may be able to sell your securities prior to an annual redemption date is likely to depend on the price, if any, at which CGMI or such other underwriter or agent is willing to transact. If at any time CGMI or such other underwriter or agent were not to make a market in the securities, it is likely that there would be no secondary market at all for the securities. The price, if any, at which CGMI, such other underwriter or agent or any other buyer may be willing to purchase your securities in any secondary market that may develop may be significantly less than the stated principal amount; therefore, any sale of the securities prior to an annual redemption date may result in a substantial loss. As a result, you should be prepared to hold your securities at least to the next annual redemption date.

The value of your securities between annual roll dates will fluctuate based on many unpredictable factors.

The value of your securities between annual roll dates will fluctuate based on changes in the level of the Index and in the perceived creditworthiness of Citigroup Global Markets Holdings Inc. and of Citigroup Inc. The level of the Index will, in turn, fluctuate based on changes in a number of factors, including those described below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of one or more other factors. The paragraphs below describe what we expect to be the impact on the level of the Index of a change in a specific factor, assuming all other conditions remain constant. You should understand that the value of your securities at any time may be significantly less than the stated principal amount.

Level of S&P 500 Index. We expect that the level of the Index at any time will depend substantially on the level of the S&P 500 Index at that time, subject to the SPX participation cap. If the level of the S&P 500 Index declines

IS-8

following the most recent annual roll date, the level of the Index and, in turn, the value of your securities will also likely decline following that annual roll date, perhaps significantly. Even at a time when the level of the S&P 500 Index exceeds its level on the most recent annual roll date, the level of the Index and the value of your securities may nevertheless be significantly less than on the most recent annual roll date because of the Index charges and expectations that the level will continue to fluctuate over the term to the next annual roll date, among other reasons.

Volatility of the S&P 500 Index. Volatility refers to the average magnitude of daily fluctuations in the closing level of the S&P 500 Index over any given period. Any change in the expected volatility of the S&P 500 Index may adversely affect the level of the Index and, in turn, the value of the securities.

Dividend Yield. If the dividend yield on the stocks included in the S&P 500 Index increases, we expect that the level of the Index and, in turn, the value of the securities may decrease. You will not be entitled to receive any dividends paid on the stocks included in the S&P 500 Index.

Interest Rates. We expect that the level of the Index and, in turn, the value of the securities will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the value of the securities may decrease.

Time Remaining to the Next Annual Roll Date. At any given time, a portion of the level of the Index and, in turn, the value of the securities will be attributable to time value, which is based on the amount of time then remaining to the next annual roll date. You should understand that the level of the Index and, in turn, the value of the securities may be adversely affected solely as a result of the passage of time.

It is important for you to understand that the impact of one of the factors discussed above may offset, or magnify, some or all of any change in the level of the Index and, in turn, the value of the securities attributable to one or more of the other factors.

Our offering of the securities is not a recommendation of the Index.

You should not take our offering of the securities as an expression of our views about how the Index will perform in the future or as a recommendation to invest in the Index, including through an investment in the securities. As we are part of a global financial institution, our affiliates may, and often do, have positions (including short positions) that conflict with an investment in the securities, including positions in the S&P 500 Index. You should undertake an independent determination of whether an investment in the securities is suitable for you in light of your specific investment objectives, risk tolerance and financial resources.

Our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in the securities and may do so in the future, and any such research, opinions or recommendations could adversely affect the level of the Index.

CGMI and other of our affiliates may publish research from time to time relating to the financial markets or the S&P 500 Index. Any research, opinions or recommendations provided by CGMI may influence the level of the S&P 500 Index and the value of the securities, and they may be inconsistent with purchasing or holding the securities. CGMI and other of our affiliates may have published or may publish research or other opinions that call into question the investment view implicit in an investment in the securities. Any research, opinions or recommendations expressed by such affiliates of ours may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the Index and the S&P 500 Index and the merits of investing in the securities.

The level of the Index may be affected by our or our affiliates’ hedging and other trading activities.

In anticipation of the sale of any issuance of the securities, we expect to hedge our obligations under the securities through certain affiliated or unaffiliated counterparties, who may take positions directly in the S&P 500 Index or other instruments that may affect the level of the S&P 500 Index. For example, our counterparties may take positions directly in the shares included in the S&P 500 Index or in futures or options related to the S&P 500 Index. We or our counterparties may also adjust this hedge during the term of the securities and close out or unwind this hedge on or before any annual roll date, which may involve, among other things, our counterparties purchasing or selling such shares or other instruments. This hedging activity on or prior to the pricing date could potentially affect the level of the Index on the pricing date and, accordingly, potentially increase the initial level established on the pricing date, which may adversely affect your return on the securities. Additionally, this hedging activity during the

IS-9

term of the securities, including on or near any annual roll date, could negatively affect the level of the Index on that annual roll date and, therefore, adversely affect the redemption amount owed to you under the securities. This hedging activity may present a conflict of interest between your interests as a holder of the securities and the interests we and/or our counterparties, which may be our affiliates, have in executing, maintaining and adjusting hedging transactions. These hedging activities could also affect the price, if any, at which CGMI or, if applicable, any other entity named as underwriter or agent in the applicable pricing supplement may be willing to purchase your securities in a secondary market transaction.

CGMI and other of our affiliates may also trade instruments that may affect the level of the S&P 500 Index on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. As with our or our affiliates’ hedging activity, this trading activity could affect the level of the Index on any annual roll date and, therefore, adversely affect the performance of the securities.

CGMI and other of our affiliates may also enter into transactions with investors who hold shares representing significant stakes in a company included in the S&P 500 Index. Those transactions may include margin loans and derivative transactions that may be secured by those shares. In certain circumstances, CGMI or other of our affiliates may foreclose on those shares, which may involve selling a large percentage of the outstanding shares of the relevant company in a short period of time, which may put significant downward pressure on the price of the company’s shares.

It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines.

We and our affiliates may have economic interests that are adverse to those of the holders of the securities as a result of our affiliates’ business activities.

Our affiliates may currently or from time to time engage in business with any company that is included in the S&P 500 Index (each, a “relevant issuer”). These activities may include extending loans to, making equity investments in or providing advisory services to a relevant issuer, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about a relevant issuer and we will not disclose any such information to you. Any prospective purchaser of the securities should undertake an independent investigation of any relevant issuer as in its judgment is appropriate to make an informed decision with respect to an investment in the securities. We do not make any representation or warranty to any purchaser of the securities with respect to any matters whatsoever relating to our affiliates’ business with any relevant issuer.

If any of our affiliates is or becomes a creditor of a relevant issuer or otherwise enters into any transaction with a relevant issuer in the course of its business, such affiliate may exercise remedies against that issuer without regard to the impact on your interests as a holder of the securities.

Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for issuances of other securities or financial instruments with returns linked or related to changes in the value of the Index or the S&P 500 Index. To the extent that we or one of our affiliates does so, our or their interests with respect to these products may be adverse to those of the holders of the securities. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the securities.

The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities.

As calculation agent, CGMI, our affiliate, will determine, among other things, any value required to be determined under the securities and any amounts owed to you under the terms of the securities. In addition, if certain events occur, CGMI will be required to make certain discretionary judgments that could significantly affect the redemption amount owed to you under the securities. In making these judgments, CGMI’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities. Such judgments could include, among other things:

•	determining whether a market disruption event has occurred;

•	determining the closing level of the Index if the level is not otherwise available;

IS-10

•	if a market disruption event has occurred on any annual roll date, determining an alternative closing level of the Index on the postponed determination date and on succeeding annual roll dates; and

•	selecting a Successor Index or performing an alternative calculation of the level of the Index if the Index is discontinued or materially modified.

Any of these determinations made by CGMI, in its capacity as calculation agent, may adversely affect any payment owed to you under the securities.

The U.S. federal tax consequences of an investment in the securities are uncertain.

There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of them described in “United States Federal Tax Considerations.” If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences (including, for non-U.S. investors, the withholding tax consequences) of ownership and disposition of the securities might be materially and adversely affected.

Moreover, the securities may be assumed by Citigroup Inc., as provided in the accompanying prospectus. The law regarding whether or not the assumption would be considered a “significant modification” of the securities is not entirely clear. In addition, a change in methodology by which the Index is calculated, a change in the components of the Index, the designation of a Successor Index or other similar circumstances resulting in a material change to the Index could also result in a significant modification of the affected securities. If the IRS were to treat such an event as a significant modification, a U.S. investor might be required to recognize gain (if any) on the securities, and after the assumption, the timing and character of income recognized with respect to the securities, as well as the withholding tax consequences to a non-U.S. investor in the securities, after the significant modification could be affected significantly.

As described below under “United States Federal Tax Considerations,” the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. persons considering an investment in the securities should review carefully the section of this index supplement entitled “United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risk Factors Relating to the Index

The following discussion of risks relating to the Index should be read together with the section “Description of the Cboe® S&P 500 10% Buffered 25 Index Series” below, which defines and further describes a number of the terms and concepts referred to in this section.

The Index will underperform the S&P 500 Index over an annual measurement in all scenarios except a significant decline of the S&P 500 Index.

After giving effect to the index fee, the return of the Index over an annual measurement period will be less than the return of the S&P 500 Index over the same period in any scenario in which the S&P 500 Index appreciates, or any scenario in which the S&P 500 Index depreciates by up to an amount that represents the cumulative negative effect of the index fee on the Index. In addition, the Index will not participate in any appreciation of the S&P 500 Index beyond the SPX participation cap. If lost dividends were taken into account, the degree of Index underperformance relative to a direct investment in the S&P 500 Index (or a related index fund) would be even greater. The securities are designed for investors who are willing to accept underperformance in these scenarios in exchange for a buffer in the event of a more significant decline of the S&P 500 Index over the relevant annual measurement period.

IS-11

The index fee will reduce the benefit of the buffer and limit the potential annual return on the Index.

Although the Index is designed to provide a 10% buffer against a decline of the S&P 500 Index over an annual measurement period, the Index performance is reduced by the index fee, and the cumulative negative effect of the index fee will effectively reduce the benefit of the buffer. For example, after giving effect to the index fee, the Index will decline over an annual measurement period even if the S&P 500 Index has appreciated, if the effect of the index fee is greater than the appreciation. As a result, the Index may experience losses even in scenarios where the S&P 500 Index has experienced appreciation. Furthermore, even if the S&P 500 Index has declined by less than the buffer, the Index will experience losses after giving effect to the index fee. And if the S&P 500 Index declines by more than 10%, the Index return will not be 10% greater than that of the S&P 500 Index. After giving effect to the index fee, the effective buffer offered by the Index will be less than 10%.

Furthermore, after giving effect to the index fee, the maximum return the Index may achieve over an annual measurement period will be less than the SPX participation cap. The SPX participation cap limits the extent to which the Index may participate in the appreciation of the S&P 500 Index over the applicable annual measurement period. It does not represent the maximum return on Index performance. The maximum return on Index performance is determined by starting with the SPX participation cap, and then subtracting the cumulative negative effect of the index fee.

The negative effect of the index fee will depend on the level of the Index on each day during an annual measurement period.

The index fee is calculated daily during an annual measurement and is multiplied by the level of the Index on each day. As a result, higher levels of the Index over the course of an annual measurement period will result in a greater negative effect of the index fee.

The Index will not reflect the receipt or reinvestment of dividends paid on the S&P 500 Index.

The Index is designed to provide buffered, capped participation in the performance of the price return version of the S&P 500 Index – that is, the version that does not reflect the receipt or reinvestment of dividends paid on the stocks that make up the S&P 500 Index. Accordingly, investors should consider lost dividend yield in addition to the index fee when comparing an investment in the securities to a direct investment in the S&P 500 Index (or a related index fund).

The Index is not designed to provide a buffer with respect to the performance of the S&P 500 Index over any period longer than one annual measurement period.

The Index is designed to provide buffered, capped participation in the performance of the S&P 500 Index only with respect to a particular annual measurement period. The cumulative performance of the Index over any period longer than one annual measurement period will not necessarily reflect a 10% buffer with respect to the cumulative performance of the S&P 500 Index over that full period, even leaving aside the index fee. In fact, the Index may decline over a period that is longer than one annual measurement period even if the cumulative performance of the S&P 500 Index was positive over that period. For example, suppose that the S&P 500 Index appreciates by 30% over an annual measurement period and that the SPX participation cap applicable to that annual measurement period is 6%. Suppose that the S&P 500 Index then depreciates by 23.08% over the next annual measurement period. In this circumstance, the S&P 500 Index performance would have been flat from the beginning of year 1 to the end of year 2. But the Index would have reflected only a 6% gain in year 1, while reflecting a 13.08% loss in year 2 (as a percentage of the Index level at the end of year 1), for a cumulative net loss of 7.86% (as a percentage of the Index level on the pricing date). This example disregards the effect of the index fee for simplicity; had the index fee been taken into account, the Index loss would have been greater.

The Index may participate in the performance of the S&P 500 Index at a rate that differs from 100%.

The Index is intended to reflect participation in 100% of the appreciation or depreciation of the S&P 500 Index over each annual measurement period, subject to the applicable SPX participation cap, buffer and index fee. However, the actual participation rate applicable to each annual measurement period is unlikely to be exactly 100%. If there is a significant change in the closing level of the S&P 500 Index on the annual roll date from the closing level on the immediately preceding NYSE trading day, and if there is not a corresponding change in the level of the Index – as would be the case if the S&P 500 Index is above the cap or within the buffer at that time – then the participation rate for the following annual measurement period may differ significantly from 100%. For example, if there were a 10%

IS-12

decrease in the closing level of the S&P 500 Index on the annual roll date from the prior NYSE trading day and that decrease were not also reflected in the Index level, the participation rate would be approximately 10% less than 100% (i.e., 90%), and if there were a 10% increase in the level of the S&P 500 Index in these circumstances without a corresponding change to the Index level, the participation rate would be approximately 10% more than 100% (i.e., 110%). If the participation rate for an annual measurement period is less than 100%, the Index will further underperform any appreciation of the S&P 500 Index over that annual measurement period (in addition to the underperformance that otherwise results from the index fee and the SPX participation cap), and if the participation rate is greater than 100%, the Index will participate in any decline of the S&P 500 Index beyond 10% on a more than 1-to-1 basis.

Key terms with respect to future annual measurement periods will not be determined until a future date.

The SPX participation cap and annual roll charge applicable to each annual measurement period will not be determined until the annual roll date at the beginning of that annual measurement period. As a result, at the time an investor invests in the securities, those important terms are unknown. The SPX participation cap and annual roll charge that apply to future annual measurement periods may differ significantly from what you anticipate at the time of investing in the securities. We will publish the expected range for the SPX participation cap and annual roll charge in advance of the holder redemption exercise deadline that precedes each future annual measurement period. It is important that you take this information into account in deciding whether to exercise the holder redemption right in advance of any future annual measurement period or to remain invested in the securities for that annual measurement period.

The Index has limited actual performance information.

The Index launched on December 3, 2020. Accordingly, the Index has limited actual performance data. Because the Index is of recent origin with limited performance history, an investment linked to the Index may involve a greater risk than an investment linked to one or more indices with an established record of performance. A longer history of actual performance may have provided more reliable information on which to assess the validity of the Index’s methodology. However, any historical performance of the Index is not an indication of how the Index will perform in the future.

Hypothetical back-tested Index performance information is subject to significant limitations.

All information regarding the performance of the Index prior to December 3, 2020 is hypothetical and back-tested, as the Index did not exist prior to that time. It is important to understand that hypothetical back-tested Index performance information is subject to significant limitations, in addition to the fact that past performance is never a guarantee of future performance. In particular:

▪	Cboe developed the rules of the Index with the benefit of hindsight—that is, with the benefit of being able to evaluate how the Index rules would have caused the Index to perform had it existed during the hypothetical back-tested period.

▪	The hypothetical back-tested performance of the Index might look different if it covered a different historical period. The market conditions that existed during the historical period covered by the hypothetical back-tested Index performance information are not necessarily representative of the market conditions that will exist in the future.

It is impossible to predict whether the Index will rise or fall. The actual future performance of the Index may bear no relation to the historical or hypothetical back-tested levels of the Index.

IS-13

DESCRIPTION OF THE SECURITIES

The following description of the general terms of the securities supplements the general terms and provisions set forth in the accompanying prospectus supplement and prospectus. If any specific information regarding the securities in this index supplement is inconsistent with the more general terms described in the accompanying prospectus supplement and prospectus, you should rely on the information in this index supplement.

The pricing supplement applicable to a particular issuance of securities will contain the specific terms of those securities. If any information in the applicable pricing supplement is inconsistent with this index supplement, you should rely on the information in the applicable pricing supplement. The applicable pricing supplement may also add, update or change information contained in this index supplement or in the accompanying prospectus supplement and prospectus. It is important for you to consider carefully the information contained in this index supplement together with the information contained in the applicable pricing supplement and the accompanying prospectus supplement and prospectus before investing in the securities.

General

The securities offered under this index supplement (the “securities”) are senior unsecured debt securities issued by Citigroup Global Markets Holdings Inc. under the senior debt indenture described in the accompanying prospectus supplement and prospectus. Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc. The securities will constitute part of the senior debt of Citigroup Global Markets Holdings Inc. and will rank equally with all other unsecured and unsubordinated debt of Citigroup Global Markets Holdings Inc. The guarantee of payments due on the securities will constitute part of the senior debt of Citigroup Inc. and will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc.

The payment on the securities will be linked to the performance of one of the indices in the Cboe® S&P 500 10% Buffered 25 Index Series (each, an “Index”), as specified in the applicable pricing supplement. References in this document to “the Index” are to the particular Index to which a given issuance of securities is linked as set forth in the applicable pricing supplement. The Index is described in “Description of the Cboe® S&P 500 10% Buffered 25 Index Series” below.

The stated principal amount of the securities is $1,000 per security. The securities do not pay interest and do not guarantee repayment of the stated principal amount. Investors may lose up to all of their investment in the securities.

In addition to the risks associated with the performance of the Index, all payments due on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., as guarantor of any payments due on the securities. If Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations under the securities, you may not receive any payment owed to you under the securities.

The securities provide for a single payment upon redemption, whether on an annual redemption date or on the maturity date. The amount payable per security upon redemption will be equal to the redemption amount, as determined on the annual roll date on which the redemption amount is determined. The “redemption amount” per security will be equal to (i) $1,000 plus (ii) $1,000 times the cumulative Index return as of the applicable annual roll date. If the cumulative Index return is negative on the applicable annual roll date, the redemption amount will be less than the stated principal amount and investors will realize a loss on their investment in the securities.

The “cumulative Index return” will represent the percentage change in the closing level of the Index from the pricing date to the annual roll date on which the redemption amount is determined, calculated as follows: (i) the closing level of the Index on the applicable annual roll date minus the closing level of the Index on the pricing date divided by the closing level of the Index on the pricing date.

The “annual roll dates” for the Index are specified under “Description of the Cboe® S&P 500 10% Buffered 25 Index Series” below.

We refer to the date on which a particular issuance of securities is priced for initial sale to the public as the “pricing date.”

IS-14

For purposes of the securities, “business day” means any day that is not a Saturday, a Sunday or a day on which banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

Holder Redemption Right

Each holder of the securities may elect to require us to redeem all or any portion of its securities on any annual redemption date following the issue date of the securities by notifying us no later than the applicable holder redemption exercise deadline and otherwise following the procedure specified below. For each security that we are required to redeem on any annual redemption date, we will pay an amount equal to the redemption amount determined on the annual roll date immediately preceding that annual redemption date. Any redemption notice that we accept in accordance with the procedures and terms set forth below will be irrevocable.

The “annual redemption dates” are the fifth business day immediately following each annual roll date occurring after the issue date (or, if a market disruption event occurs on an annual roll date, on the fifth business day immediately following the postponed determination date with respect to such annual roll date).

The “holder redemption exercise deadline” with respect to each annual redemption date is 4:00 p.m., New York City time, on the fifth business day immediately preceding the annual roll date that immediately precedes that annual redemption date.

To exercise the holder redemption right, the holder must submit securities for redemption having an aggregate stated principal amount equal to $1,000 or any integral multiple of $1,000.

To exercise the holder redemption right, the holder must instruct its broker or other person through which the securities are held to take the following steps:

•	Send a notice of redemption, substantially in the form attached to the applicable pricing supplement (a “redemption notice”), to us via email at nam.bis.redemptions@citi.com, with “Capped Annual Buffer Securities, CUSIP No. [ ]” as the subject line. The redemption notice must be received by us by no later than the holder redemption exercise deadline. We or our affiliate must acknowledge receipt of the redemption notice on the same business day for it to be effective.

•	Instruct your DTC custodian to book a delivery versus payment trade with respect to your securities on the relevant annual redemption date at a price equal to the redemption amount payable upon redemption of the securities; and

•	Cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the annual redemption date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, each holder should consult the brokerage firm through which it owns its interest in the securities in respect of those deadlines. If we do not receive a redemption notice by the holder redemption exercise deadline or we (or our affiliates) do not acknowledge receipt of the redemption notice on the same day, the redemption notice will not be effective, and we will not be required to redeem the securities. Once given, a redemption notice may not be revoked.

The calculation agent will, in its sole discretion, resolve any questions that may arise as to the validity of a redemption notice and the timing of receipt of a redemption notice or as to whether and when the required deliveries have been made. Questions about the redemption requirements should be directed to nam.bis.redemptions@citi.com.

Issuer Redemption Right

We may elect to redeem any issuance of the securities, in whole but not in part, on any annual redemption date by delivering notice to holders no later than the annual roll date immediately preceding that annual redemption date. For each security that we redeem on any annual redemption date, we will pay an amount equal to the redemption amount determined on the annual roll date immediately preceding that annual redemption date.

IS-15

Maturity

If not previously redeemed, the securities will mature on the date specified in the applicable pricing supplement (the “maturity date”). If the maturity date falls on a day that is not a business day, the payment to be made on the maturity date will be made on the next succeeding business day with the same force and effect as if made on the maturity date, and no interest will accrue as a result of such delayed payment.

Calculation Agent

The “calculation agent” for each issuance of securities will be our affiliate, Citigroup Global Markets Inc. (“CGMI”), or any successor appointed by us, unless otherwise specified in the applicable pricing supplement. The calculation agent will make the determinations specified in this index supplement or in the applicable pricing supplement. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Global Markets Holdings Inc., Citigroup Inc. and the holders of the securities. The calculation agent is obligated to carry out its duties and functions in good faith and using its reasonable judgment.

Determining the Closing Level of the Index

The “closing level” of the Index on any date of determination will be the closing level of the Index on such day as published by the publisher of the Index (the “Index publisher”), subject to the terms described under “—Market Disruption Events” and “—Discontinuance or Material Modification of the Index” below. If the closing level is not published by the Index publisher on any date of determination, the closing level on that date will be the closing level of the Index as calculated by the calculation agent in accordance with the formula for and method of calculating the Index last in effect prior to the failure to publish.

Market Disruption Events

If a market disruption event occurs on an annual roll date, then:

(1)	Any redemption amount to be determined on that annual roll date will be determined not based on the closing level of the Index on that annual roll date, but rather based on an alternative calculation of the closing level of the Index determined on the earlier of (x) the first succeeding NYSE trading day on which a market disruption event no longer exists and (y) the fifth succeeding NYSE trading day (the earlier of (x) and (y), the “postponed determination date”). The calculation agent shall make such alternative calculation of the closing level of the Index on the postponed determination date in accordance with the formula for and method of calculating the Index in effect on the applicable annual roll date, but assuming that such annual roll date had occurred on the postponed determination date rather than on the actual annual roll date. If a market disruption event is continuing on the postponed determination date, the calculation agent shall make such calculation based on its good faith estimate of any input to that calculation that the calculation agent determines is affected by the market disruption event.

(2)	The closing level of the Index on each succeeding annual roll date shall be an alternative calculation of the closing level of the Index on such succeeding annual roll date, calculated by the calculation agent in accordance with the formula for and method of calculating the Index in effect on the annual roll date on which the market disruption event occurred, but assuming that such annual roll date had occurred on the postponed determination date rather than on the actual annual roll date. If a market disruption event is continuing on the postponed determination date, the calculation agent shall make such calculation based on its good faith estimate of any input to that calculation that the calculation agent determines is affected by the market disruption event.

The term “market disruption event” means, as determined by the calculation agent,

(1)	the occurrence or existence of any suspension of or limitation imposed on trading by the relevant exchange or otherwise (whether by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) relating to securities that comprise 20 percent or more of the level of the S&P 500 Index, which the calculation agent determines is material, at any time during the one-hour period that ends at the closing time of the relevant exchange;

IS-16

(2)	the occurrence or existence of any suspension of or limitation imposed on trading by any related exchange for the S&P 500 Index or otherwise (whether by reason of movements in price exceeding limits permitted by the related exchange or otherwise) in futures or options contracts relating to the S&P 500 Index, which the calculation agent determines is material, at any time during the one-hour period that ends at the closing time of the relevant related exchange;

(3)	the occurrence or existence of any event (other than an early closure (as defined below)) that disrupts or impairs (as determined by the calculation agent) the ability of market participants in general to effect transactions in, or obtain market values for, securities that comprise 20 percent or more of the level of the S&P 500 Index on their relevant exchanges, which the calculation agent determines is material, at any time during the one-hour period that ends at the closing time of the relevant exchange;

(4)	the occurrence or existence of any event (other than an early closure) that disrupts or impairs (as determined by the calculation agent) the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to the S&P 500 Index on any related exchange for the S&P 500 Index, which the calculation agent determines is material, at any time during the one-hour period that ends at the closing time of the relevant related exchange;

(5)	the closure on any exchange business day for the S&P 500 Index of the exchange(s) for securities comprising 20 percent or more of the level of the S&P 500 Index or any related exchange for the S&P 500 Index prior to its scheduled closing time unless such earlier closing time is announced by such exchange or related exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such exchange or related exchange on such exchange business day and (ii) the submission deadline for orders to be entered into the exchange or related exchange system for execution at the scheduled closing time of such exchange or related exchange on such exchange business day (an “early closure”); or

(6)	the failure of the exchange for any security included in the S&P 500 Index or any related exchange for the S&P 500 Index to open for trading during its regular trading session.

For purposes of this definition, the relevant percentage contribution of a security included in the S&P 500 Index to the level of the S&P 500 Index will be based on a comparison of the portion of the level of the S&P 500 Index attributable to that security to the level of the S&P 500 Index, in each case immediately before the applicable event that, if the 20 percent threshold is met, would be a market disruption event.

The “closing time” on any day for any exchange or related exchange is the scheduled closing time for such exchange or related exchange on such day or, if earlier, the actual closing time of such exchange or related exchange on such day.

An “exchange” means, with respect to any security included in the S&P 500 Index, the principal exchange or market on which trading in such security occurs.

An “exchange business day” means, with respect to the S&P 500 Index, any scheduled trading day for the S&P 500 Index on which the exchange(s) for each security included in the S&P 500 Index and each related exchange for the S&P 500 Index are open for trading during their respective regular trading sessions, notwithstanding any such exchange or related exchange closing prior to its scheduled closing time.

A “related exchange” for the S&P 500 Index means each exchange where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to the S&P 500 Index.

The “scheduled closing time” on any day for any exchange or related exchange is the scheduled weekday closing time of such exchange or related exchange on such day, without regard to after hours or any other trading outside of the regular trading session hours.

A “scheduled trading day” with respect to the S&P 500 Index means, as determined by the calculation agent, a day on which the exchange(s) for securities comprising more than 80 percent of the level of the S&P 500 Index (determined based on a comparison of the portion of the level of the S&P 500 Index attributable to that security to the level of the S&P 500 Index, in each case as of the close of the immediately preceding scheduled trading day) and

IS-17

each related exchange, if any, for the S&P 500 Index are scheduled to be open for trading for their respective regular trading sessions. If such exchanges do not include at least one U.S. national securities exchange, such day must also be a business day. Notwithstanding the foregoing, the calculation agent may, in its sole discretion, deem any day on which a related exchange for the S&P 500 Index is not scheduled to be open for trading for its regular trading session, but on which the exchange(s) for securities comprising more than 80 percent of the level of the S&P 500 Index are scheduled to be open for their regular trading sessions, to be a scheduled trading day.

Discontinuance or Material Modification of the Index

If the Index is (i) not calculated and announced by the Index publisher but is calculated and announced by a successor publisher acceptable to the calculation agent or (ii) replaced by a successor index that the calculation agent determines, in its sole discretion, uses the same or a substantially similar formula for and method of calculation as used in the calculation of the Index, in each case the calculation agent may deem that index (the “Successor Index”) to be the Index. Upon the selection of any Successor Index by the calculation agent pursuant to this paragraph, references in this index supplement or the applicable pricing supplement to the original Index will no longer be deemed to refer to the original Index and will be deemed instead to refer to that Successor Index for all purposes, and references in this index supplement or the applicable pricing supplement to the Index publisher will be deemed to be to the publisher of the Successor Index. In such event, the calculation agent will make such adjustments, if any, to any level of the Index that is used for purposes of the securities as it determines are appropriate in the circumstances. Upon any selection by the calculation agent of a Successor Index, the calculation agent will cause notice to be furnished to us and the trustee.

If the Index publisher (i) announces that it will make a material change in the formula for or the method of calculating the Index or in any other way materially modifies the Index (other than a modification prescribed in that formula or method to maintain the Index in the event of changes in constituent stock and capitalization and other routine events) or (ii) permanently cancels the Index and no Successor Index is chosen as described above, then the calculation agent will calculate the level of the Index on each subsequent date of determination in accordance with the formula for and method of calculating the Index last in effect prior to the change or cancellation. Such level, as calculated by the calculation agent, will be the relevant closing level for all purposes.

Notwithstanding these alternative arrangements, the discontinuance or material modification of the Index may adversely affect the market value of the securities.

Coupon

The securities will not pay a coupon.

Defeasance

The securities will not be subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities—Defeasance.”

Events of Default and Acceleration

In case an event of default (as described in the accompanying prospectus) with respect to any issuance of securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the securities will be determined by the calculation agent and will equal, for each security, the redemption amount, calculated using the closing level of the Index as though the date of acceleration were the annual roll date on which the redemption amount is required to be determined.

In case of default in making the payment due under the securities, no interest will accrue on such overdue payment either before or after the due date of such payment.

The first sentence of “Description of Debt Securities—Events of Default and Defaults” in the accompanying prospectus shall be amended to read in its entirety as follows:

Events of default under the indenture are:

IS-18

•	failure of Citigroup Global Markets Holdings or Citigroup to pay required interest on any debt security of such series for 30 days;
•	failure of Citigroup Global Markets Holdings or Citigroup to pay principal, other than a scheduled installment payment to a sinking fund, on any debt security of such series for 30 days;
•	failure of Citigroup Global Markets Holdings or Citigroup to make any required scheduled installment payment to a sinking fund for 30 days on debt securities of such series;
•	failure of Citigroup Global Markets Holdings to perform for 90 days after notice any other covenant in the indenture applicable to it other than a covenant included in the indenture solely for the benefit of a series of debt securities other than such series; and
•	certain events of bankruptcy or insolvency of Citigroup Global Markets Holdings, whether voluntary or not (Section 6.01).

Paying Agent, Trustee and CUSIP

Citibank, N.A. will serve as paying agent and registrar for the securities and will also hold the global notes representing each issuance of securities as custodian for DTC. The Bank of New York Mellon will serve as trustee for the securities.

The CUSIP number for each issuance of securities will be set forth in the applicable pricing supplement.

IS-19

DESCRIPTION OF THE CBOE® S&P 500 10% BUFFERED 25 INDEX SERIES

Overview

Cboe Global Indices, LLC (“Cboe”) publishes a family of indices called the Cboe® S&P 500 10% Buffered 25 Index Series, which consists of the following 12 indices (each, an “Index”). Each Index corresponds to one calendar month. The “annual roll date” for each Index is the third NYSE trading day before the last NYSE trading day of the month listed below.

Index	Ticker	Month
Cboe® S&P 500 10% Buffered 25 Jan Index	SP2BF10J	January
Cboe® S&P 500 10% Buffered 25 Feb Index	SP2BF10F	February
Cboe® S&P 500 10% Buffered 25 Mar Index	SP2BF10M	March
Cboe® S&P 500 10% Buffered 25 Apr Index	SP2BF10A	April
Cboe® S&P 500 10% Buffered 25 May Index	SP2BF10Y	May
Cboe® S&P 500 10% Buffered 25 Jun Index	SP2BF10U	June
Cboe® S&P 500 10% Buffered 25 Jul Index	SP2BF10L	July
Cboe® S&P 500 10% Buffered 25 Aug Index	SP2BF10G	August
Cboe® S&P 500 10% Buffered 25 Sep Index	SP2BF10S	September
Cboe® S&P 500 10% Buffered 25 Oct Index	SP2BF10O	October
Cboe® S&P 500 10% Buffered 25 Nov Index	SP2BF10N	November
Cboe® S&P 500 10% Buffered 25 Dec Index	SP2BF10D	December

In the remainder of this section, each reference to “the Index” is to the particular Index that underlies the particular securities that are being offered by the applicable pricing supplement.

The Index reflects buffered, capped participation in the performance of the S&P 500 Index (“SPX”) over successive one-year periods, subject to an index fee. The performance of the Index from one annual roll date to the next (a period of approximately one year, which we refer to as an “annual measurement period”) will reflect the following:

o	Capped upside participation. If the S&P 500 Index appreciates over the annual measurement period, the Index performance will reflect participation in that appreciation up to a cap (the “SPX participation cap”), subject to the index fee. The SPX participation cap applicable to each annual measurement period will be determined on the annual roll date at the beginning of that annual measurement period. The SPX participation cap is expressed as a percentage change in the closing level of the S&P 500 Index from the closing level on the annual roll date that begins the relevant annual measurement period.

o	Buffered downside participation. If the S&P 500 Index depreciates over the annual measurement period, the Index will reflect participation in that depreciation subject to a 10% buffer (before giving effect to the index fee). This means that, if the S&P 500 Index depreciates by less than 10%, the Index performance will be flat over the annual measurement period (before giving effect to the index fee). However, if the S&P 500 Index depreciates by more than 10% over the annual measurement period, the Index performance will be negative and will reflect participation in that depreciation to the extent that it exceeds 10% (before giving effect to the index fee).

o	Index fee. The Index performance will be reduced by an index fee of 0.25% per annum, which will be deducted daily from the Index level.

Because of the index fee, the Index will lose value over the course of an annual measurement period if the S&P 500 Index is flat or declines over the course of that period, or even if it appreciates by an amount less than the index fee. The index fee reduces the benefit of the buffer and will cause the maximum annual return of the Index for a given year to be less than the SPX participation cap applicable to that year.

In addition to the index fee, the Index embeds an annual roll charge (together with the index fee, “Index charges”). The annual roll charge for each annual measurement period is determined on the annual roll date that begins that annual measurement period and will be deducted from the Index level on the day after that annual roll date. The annual roll charge has the effect of causing the SPX participation cap that is determined on a given annual roll date to be lower than otherwise would have been determined in the absence of the annual roll charge. The annual roll

IS-20

charge for each annual measurement period will be determined on the annual roll date at the beginning of that annual measurement period. The annual roll charge is expressed as a percentage of the closing level of the Index on the annual roll date that begins the relevant annual measurement period.

The Index is based on the price return version of the S&P 500 Index, which reflects only the price performance of the constituent stocks of the S&P 500 Index and does not reflect the receipt or reinvestment of dividends paid on those stocks. Accordingly, investors should consider lost dividend yield in addition to the index fee when comparing an investment in the securities to a direct investment in the S&P 500 Index (or a related index fund). After taking into account the index fee and lost dividend yield, the Index will underperform a direct investment in the S&P 500 Index in any scenario in which the S&P 500 Index appreciates, even if it appreciates by less than the SPX participation cap, and in any scenario in which the S&P 500 Index depreciates by an amount that is less than the aggregate effect of the index fee and lost dividend yield.

The Index is intended to reflect participation in 100% of the appreciation or depreciation of the S&P 500 Index over the annual measurement period, subject to the applicable SPX participation cap, buffer and index fee. However, the actual participation rate applicable to each annual measurement period is unlikely to be exactly 100%. If there is a significant change in the closing level of the S&P 500 Index on the annual roll date from the immediately preceding NYSE trading day, and if the S&P 500 Index is above the cap or within the buffer at that time, then the participation rate for the following annual measurement period may differ significantly from 100%. For example, if there were a 10% decrease in the closing level of the S&P 500 Index on the annual roll date from the prior NYSE trading day and the decrease did not result in a corresponding decrease in the level of the Index, the participation rate would be approximately 10% less than 100% (i.e., 90%), and if there were a 10% increase in the level of the S&P 500 Index in these circumstances without a corresponding increase in the level of the Index, the participation rate would be approximately 10% more than 100% (i.e., 110%).

The Index is designed to reflect the buffered, capped participation in the performance of the S&P 500 Index described above only with respect to each annual measurement period. On each annual roll date, the Index resets its exposure to the S&P 500 Index for the next annual measurement period. The cumulative performance of the Index over any period longer than one annual measurement period will not necessarily reflect a 10% buffer with respect to the cumulative performance of the S&P 500 Index over that period, even leaving aside the index fee. In fact, the Index may decline over a period that is longer than one annual measurement period even if the cumulative performance of the S&P 500 Index was positive over that period. For example, suppose that the S&P 500 Index appreciates by 30% over an annual measurement period and that the SPX participation cap applicable to that annual measurement period is 6%. Suppose that the S&P 500 Index then depreciates by 23.08% over the next annual measurement period. In this circumstance, the S&P 500 Index performance would have been flat from the beginning of year 1 to the end of year 2. But the Index would have reflected only a 6% gain in year 1, while reflecting a 13.08% loss in year 2 (as a percentage of the Index level at the end of year 1), for a cumulative net loss of 7.86% (as a percentage of the Index level on the pricing date). This example disregards the effect of the index fee for simplicity; had the index fee been taken into account, the Index loss would have been greater.

An “NYSE trading day” is a day on which the New York Stock Exchange is scheduled to be open for its regular trading session.

All information regarding the Index is based on information provided by Cboe and is subject to change by Cboe. We have not independently verified that information. Cboe consulted with Citigroup Global Markets Inc. in the development of the Index rules.

Cboe publishes other series of indices that are identical to the Index series described herein except for the index fee. The Index series described herein is the series with an index fee of 0.25% per annum.

Index Calculation

The Index provides the buffered, capped participation in the S&P 500 Index described above by tracking the performance of a hypothetical money market account and a hypothetical package of options that would replicate that participation.

On any date, the level of the Index is the sum of two components:

•	the balance of a hypothetical money market account; and

IS-21

•	the net value of a hypothetical package of S&P 500 Index options purchased and sold on the most recent annual roll date (or the current date, if the current date is an annual roll date).

On an annual roll date, nearly all of the level of the Index will be attributable to the hypothetical money market balance. For example, if on the annual roll date the Index level were 100, the 1-year overnight index swap (“OIS”) rate were 2%, the annual roll charge were 1% and the number of Units were 1, the balance of the hypothetical money market account would be 99 and the net value of the hypothetical package of options would be 1. The actual net value of the hypothetical package of options on an annual roll date will vary depending on the level of the OIS rate and the amount of the annual roll charge determined on the annual roll date. In general, a higher OIS rate will result in a higher net value of the hypothetical package of options, and a higher annual roll charge will result in a lower net value of the hypothetical package of options, and vice versa.

Between annual roll dates, the level of the Index will fluctuate based on changes in the hypothetical money market balance and in the net value of the hypothetical package of options, as determined by Cboe. See “—Option Valuation” below.

The Index is described as tracking the balance of a hypothetical money market account and a hypothetical package of options because there is no actual money market account and there are no actual options to which any investor in the securities has any entitlement.

Hypothetical money market account

From one annual roll date to the next, the hypothetical money market balance will hypothetically accrue interest on a daily compounded basis at a rate equal to the OIS rate in effect on the earlier annual roll date. The effect of this accrual is that – disregarding the Index fee, and before giving effect to the exercise and rolling of the hypothetical options – the money market balance will accrue from one annual roll date (after giving effect to the deduction of the annual roll charge from the money market balance on the day after that annual roll date) to the next so that the money market balance on the second annual roll date is equal to the level of the Index on the first annual roll date. One consequence is that, if all of the options in the hypothetical option package expire worthless on the second annual roll date – because the closing level of the S&P 500 Index on the second annual roll date is between 90% and 100% of the closing level of the S&P 500 Index on the first annual roll date – the level of the Index on the second annual roll date would be the same as the level of the Index on the first annual roll date (before giving effect to the index fee, which will cause the level of the Index on the second annual roll date actually to be less than the level of the Index on the first annual roll date in this scenario).

The OIS rate at any time is the fixed rate that would be payable at that time on an overnight index swap referencing the federal funds effective rate with a term of one year. An overnight index swap is a contract where one party pays a fixed rate, and the other party pays a variable rate based on the federal funds effective rate over the term of the contract. The OIS rate at any time reflects market expectations about the federal funds effective rate over the next year. The federal funds effective rate is the interest rate at which banks lend funds to each other overnight at the Federal Reserve. Cboe obtains the OIS rate from Bloomberg page “USSO1 Curncy”.

Hypothetical package of options

The hypothetical package of options hypothetically purchased and sold by the Index on an annual roll date consists of the following three hypothetical options:

•	A “purchased” call option with an exercise price equal to the closing level of the S&P 500 Index on the current annual roll date and an expiration date that falls on the next annual roll date. By hypothetically “purchasing” this call option on one annual roll date and hypothetically exercising it (if it is “in the money”) on the next annual roll date, the Index will participate in any increase in the level of the S&P 500 Index from its closing level on the first annual roll date to its closing level on the next annual roll date.

•	A “sold” call option with an exercise price that is greater than the closing level of the S&P 500 Index on the current annual roll date and an expiration date that falls on the next annual roll date. By hypothetically “selling” this call option on one annual roll date and having it hypothetically exercised (if it is “in the money”) on the next annual roll date, the Index effectively sets a cap on the extent of its participation in the appreciation of the S&P 500 Index provided pursuant to the purchased call option described in the prior bullet. If the closing level of the S&P 500 Index on the second annual roll date is above this cap, then the

IS-22

amount that the Index would otherwise be entitled to receive under the purchased call option described above with respect to any appreciation beyond the cap will be offset by the amount the Index would be required to pay under the sold call option.

•	A “sold” put option with an exercise price equal to 90% of the closing level of the S&P 500 Index on the current annual roll date and an expiration date that falls on the next annual roll date. By hypothetically “selling” this put option on one annual roll date and having it hypothetically exercised (if it is “in the money”) on the next annual roll date, the Index reflects downside participation in any depreciation of the S&P 500 Index from the prior annual roll date to the extent that the depreciation exceeds 10%.

The purchased call option has a positive value from the standpoint of the Index, and the sold call and put options have a negative value. The net value of this hypothetical package of options on any date is therefore equal to the value of the purchased call option minus the value of the sold call option and minus the value of the sold put option.

Exercise and Rolling of Hypothetical Options

On each annual roll date, the hypothetical package of options purchased and sold on the previous annual roll date will expire and any option that is “in the money” will hypothetically be exercised. A call option will be in the money if the closing level of the S&P 500 Index on its expiration date is greater than its exercise price. The put option will be in the money if the closing level of the S&P 500 Index on its expiration date is less than its exercise price. If the purchased call option is in the money, then upon exercise the Index will be entitled to hypothetically receive the in-the-money value in cash, subject to offset by the amount owed by the Index under the sold call option if the sold call option is also in the money. If, on the other hand, the sold put option is in the money, then upon exercise the Index will hypothetically owe the in-the-money value in cash. The cash amount that the Index will hypothetically receive or owe on the annual roll date will be added to the hypothetical money market balance (if the Index is entitled to receive it) or subtracted from the hypothetical money market balance (if the Index owes it) on the annual roll date. In this way, the net value of the expiring call options is shifted from the option component of the Index level to the hypothetical money market balance on an annual roll date.

On an annual roll date, the Index will also hypothetically purchase and sell a new hypothetical package of options that will expire on the next annual roll date. The net value of this new hypothetical package of options will be deducted from the hypothetical money market balance on the annual roll date, but this net value will also be represented in the component of the Index level that reflects the net value of the hypothetical option package. Therefore, the purchase and sale of the new hypothetical package of options on an annual roll date does not have an impact on the level of the Index on the annual roll date.

The terms of the purchased call option and sold put option that are hypothetically purchased and sold on an annual roll date are always known in advance. That is, the exercise price of the purchased call option is always 100% of the closing level of the S&P 500 Index on the annual roll date, because the Index is always designed to provide participation in the performance of the S&P 500 Index from that level over the annual measurement period. Similarly, the exercise price of the sold put option is always 90% of the closing level of the S&P 500 Index on that annual roll date, because the Index is always designed to provide a 10% buffer against any decline in the level of the S&P 500 Index from that level over the annual measurement period (subject to the index fee). However, the exercise price of the sold call option will be determined on each annual roll date and will vary. As a result, the SPX participation cap applicable to each annual measurement period – which results from the exercise price of the sold call option – will vary.

The exercise price of the sold call option that is determined on an annual roll date is the exercise price that results in a net cost per Unit of the hypothetical package of options that is equal to the OIS rate on the annual roll date multiplied by the level of the S&P 500 Index on the annual roll date.

The net cost per Unit of the hypothetical package of options is the hypothetical cost of purchasing the purchased call option minus the hypothetical amounts received upon hypothetical sale of the sold call option and sold put option. The hypothetical cost of purchasing the purchased call option is the value of that call option plus a hypothetical roll charge. The hypothetical amounts received upon hypothetical sale of the sold call option and sold put option are the values of those options minus a hypothetical roll charge. As a result, the hypothetical roll charges will have the effect of reducing the exercise price of the sold call option and, in turn, the SPX participation cap. They will also be deducted from the Index level, as described below.

IS-23

The value of an option on the S&P 500 Index depends on a number of factors. One important factor is how far the exercise price of the option is from the current level of the S&P 500 Index. In general, the farther the exercise price is from the current level, the less valuable the option. The exercise price of the sold call option is set at the price that results in a value for the sold call option that is sufficient, when the net cost of the full hypothetical option package is calculated, to result in a net cost per Unit equal to the OIS rate on the annual roll date multiplied by the level of the S&P 500 Index on the annual roll date.

For purposes of the Index, the value of each hypothetical option is determined by Cboe as described under “—Option Valuation” below.

Roll Charges

The purchase and sale of each hypothetical option will bear a hypothetical roll charge, which will increase the cost of purchasing the hypothetical purchased call option and reduce the hypothetical proceeds received from the sale of the hypothetical sold call option and sold put option. The hypothetical roll charges – which we refer to in the aggregate as the “annual roll charge” – will be deducted from the hypothetical money market balance on the NYSE trading day immediately following each annual roll date.

The amount of the hypothetical roll charge for each option will depend on two variables:

•	The implied volatility of the S&P 500 Index applicable to the exercise price of the applicable option on the annual roll date. The implied volatility of the S&P 500 Index is the level of volatility of the S&P 500 Index that is implied by the trading prices of S&P 500 Index options that are traded on the Chicago Board Options Exchange. Cboe derives the implied volatility in the manner described under “—Option Valuation” below. The implied volatility may be different for different exercise prices.

•	The “vega” of the applicable option on the annual roll date. Vega represents the sensitivity of the value of the option to changes in the implied volatility of the S&P 500 Index. For example, if a 1% increase in implied volatility would result in a 0.40% increase in value, then the vega would be 0.40. Vega is calculated for each option as described under “—Option Valuation” below.

The hypothetical roll charge for each option will equal the vega of the option multiplied by the applicable volatility spread indicated below. The volatility spread will depend on the implied volatility of the S&P 500 Index that is determined for the exercise price of the applicable option on the annual roll date.

Implied Volatility	Volatility Spread
Less than or equal to 20%	0.50%
Greater than 20% and less than or equal to 30%	0.75%
Greater than 30% and less than or equal to 50%	1.00%
Greater than 50%	2.00%

The table below illustrates the calculation of a hypothetical roll charge for each option in the hypothetical option package assuming various hypothetical implied volatilities and vega values.

Example	Option	Hypothetical Implied Volatility	Volatility Spread	Hypothetical Vega	Roll Charge Calculation	Hypothetical Roll Charge
1	Sold put	19%	0.50%	0.46	0.50% × 0.46	0.23%
	Purchased call	17%	0.50%	0.4	0.50% × 0.4	0.20%
	Sold call	18%	0.50%	0.22	0.50% × 0.22	0.11%
					Total	0.54%
2	Sold put	24%	0.75%	0.44	0.75% × 0.44	0.33%

IS-24

	Purchased call	22%	0.75%	0.4	0.75% × 0.4	0.30%
	Sold call	25%	0.75%	0.45	0.75% × 0.45	0.34%
					Total	0.97%
3	Sold put	45%	1.00%	0.49	1.00% × 0.49	0.49%
	Purchased call	37%	1.00%	0.39	1.00% × 0.39	0.39%
	Sold call	44%	1.00%	0.47	1.00% × 0.47	0.47%
					Total	1.35%
4	Sold put	55%	2.00%	0.48	2.00% × 0.48	0.96%
	Purchased call	52%	2.00%	0.39	2.00% × 0.39	0.78%
	Sold call	56%	2.00%	0.49	2.00% × 0.49	0.98%
					Total	2.72%

The aggregate annual roll charge is the sum of the roll charges determined for each option in the hypothetical option package. The aggregate annual roll charge is calculated by multiplying the applicable percentage by the closing level of the Index on the annual roll date. That amount is deducted from the hypothetical money market balance (and, in turn, the Index) on the NYSE trading day immediately following the annual roll date.

A portion of the annual roll charge represents profit expected to be realized by our affiliates in connection with hedging our obligations under the securities.

Units

Although the hypothetical option package may be understood as containing one of each of the three types of options described above, the actual number of options of each type hypothetically contained within the Index must be scaled to reflect the level of the Index. This results in the Index containing a number of “Units” of the hypothetical option package. The number of Units of the hypothetical option package for an annual measurement period is determined on the NYSE trading day immediately preceding the annual roll date that begins that annual measurement period and is equal to the level of the Index on that date divided by the closing level of the S&P 500 Index on that date.

The fact that the number of Units for an annual measurement period is determined on the NYSE trading day prior to the annual roll date that begins that annual measurement period means that the Index’s participation in the performance of the S&P 500 Index over the annual measurement period is unlikely to be at a participation rate of exactly 100%. If the ratio of the closing level of the Index to the closing level of the S&P 500 Index were the same on the NYSE trading day prior to the annual roll date as on the annual roll date, the participation rate would be 100%. If that ratio is different, however, between those two dates, the participation rate will differ from 100%.

The ratio will differ between those two dates if a change in the level of the S&P 500 Index between those two dates does not result in a corresponding change in the level of the Index between those two dates. This is most likely to be the case when the level of the S&P 500 Index is above the exercise price of the sold call option – i.e., the cap – or when it is between the exercise prices of the purchased call option and the sold put option – i.e., within the buffer.

Any decrease in the level of the S&P 500 Index between these two dates will reduce the participation rate, and any increase in the level of the S&P 500 Index between these two dates will increase the participation rate. The change in the participation rate will be approximately equal to the portion of the percentage change in the level of the S&P 500 Index that does not result in a corresponding change to the level of the Index. For example, if the S&P 500 Index were to decline by 10% between these two dates without a corresponding change to the level of the Index, the participation rate would be reduced by approximately 10%, so that it would be approximately 90%. In that circumstance, the Index would participate in only approximately 90% of any appreciation of the S&P 500 Index over the following annual measurement period, up to the SPX participation cap. Similarly, if the S&P 500 Index were to increase by 10% between these two dates, the participation rate would be increased by approximately 10%, so that it would be approximately 110%. In that circumstance, the Index would participate in 110% of any depreciation of the S&P 500 Index beyond the 10% buffer over the following annual measurement period – i.e., the Index would experience accelerated losses.

IS-25

Index Fee

The index fee of 0.25% per annum will accrue daily on the Index level. On any day between annual roll dates, the level of the Index will be equal to the sum of the hypothetical money market balance and the net value of the hypothetical option package. The net value of the hypothetical option package on each day will be determined by Cboe in the manner described under “—Option Valuation” below. Higher levels of the Index during the annual measurement period will increase the impact of the index fee. As a result, if the level of the Index during an annual measurement period is consistently higher than its closing level at the beginning of the annual measurement period, the effect of the index fee will exceed the product of 0.25% and the closing level of the Index at the beginning of the annual measurement period.

Hypothetical Example of Index Calculation

Assume the closing level of the Index on an annual roll date is 100, calculated as the sum of the hypothetical money market balance and the net value of the hypothetical option package as follows:

Hypothetical money market balance: 99

+ Net value of hypothetical option package: 1

Index level: 100

The table below illustrates a hypothetical package of options that would result in a net value of 1 on an annual roll date. The table assumes that the OIS rate on the annual roll date is 2.00%, that the number of Units is 1 and that the level of the S&P 500 Index on the annual roll date is the same as the level of the Index (i.e., 100). As a result, the net cost per Unit of the hypothetical option package would be 2 (i.e., 2.00% multiplied by the S&P 500 Index level). The exercise price of each option in the table below is expressed as a percentage of the closing level of the S&P 500 Index on the annual roll date on which the options are hypothetically purchased and sold. The column titled “Value + Roll Charge” represents the total hypothetical cost of the purchased call option, and the total hypothetical proceeds received from the sale of the sold call option and sold put option, assuming the hypothetical roll charges indicated below. The “Total (Net)” row underneath the “Value + Roll Charge” heading represents the net cost of the hypothetical option package. The “Total (Net)” row underneath the “Value” heading represents the net value of the hypothetical option package on the annual roll date after giving effect to the roll charges.

Option	Exercise Price	Value	Roll Charge	Value + Roll Charge
Purchased call option	100%	20	0.3	20.3
Sold call option	106%	-9	0.3	-8.7
Sold put option	90%	-10	0.4	-9.6
Total (Net)		1	1	2

In this example, the net cost of the hypothetical option package is 2, reflecting the amount the Index would be required to pay to hypothetically purchase the purchased call option (including the roll charge), as offset by the amount the Index would receive for the sale of the sold call option and sold put option (after taking into account the roll charges on those options).

To determine the exercise price of the sold call option, the Index starts with the net cost that it must achieve (which results from the OIS rate on the annual roll date), and then backs into the exercise price of the sold call option that results in that net cost. In this example, an exercise price of 106% of the closing level of the S&P 500 Index on the annual roll date is the level that results in a net cost of the hypothetical option package equal to 2.

In this example, the annual roll charge is 1% of the level of the Index. On the NYSE trading day immediately following the annual roll date, the annual roll charge would be deducted from the hypothetical money market balance. As a result, disregarding any change in the level of the hypothetical money market account and assuming no change in the value of the hypothetical option package, the level of the Index on the NYSE trading day

IS-26

immediately following the annual roll date would be 99, consisting of a hypothetical money market balance of 98 and a net value of the hypothetical package of options of 1.

Scenario 1

Assume that the S&P 500 Index appreciates by 5% over the following annual measurement period. Assume also that the money market balance at the end of the annual measurement period is 99.70, after giving effect to the index fee. On the annual roll date at the end of the annual measurement period, the purchased call option would be exercised and would result in the Index hypothetically receiving a cash payment of 5, reflecting the 5% appreciation of the S&P 500 Index from the exercise price of the purchased call option of 100. This hypothetical cash amount would be added to the hypothetical money market balance, resulting in an Index level of 104.70.

In this scenario, the 5% appreciation in the level of the S&P 500 Index would have resulted in a 4.70% increase in the level of the Index after the cumulative negative effect of the index fee is taken into account.

Scenario 2

Assume that the S&P 500 Index appreciates by 20% over the following annual measurement period. Assume also that the money market balance at the end of the annual measurement period is 99.70, after giving effect to the index fee. On the annual roll date at the end of the annual measurement period, both the purchased call option and the sold call option would be exercised, resulting in the Index hypothetically receiving a net cash payment of 6, reflecting the 6% SPX participation cap. This hypothetical cash amount would be added to the hypothetical money market balance, resulting in an Index level of 105.70.

In this scenario, the S&P 500 Index appreciated by 20%, but the Index level would have increased by only 5.70%. As this example illustrates, the maximum return of the Index over any annual measurement period is less than the SPX participation cap after giving effect to the index fee.

Scenario 3

Assume that the S&P 500 Index depreciates by 5% over the following annual measurement period. Assume also that the money market balance at the end of the annual measurement period is 99.70, after giving effect to the index fee. On the annual roll date at the end of the annual measurement period, all of the options would expire worthless, and the level of the Index would simply be equal to the hypothetical money market balance, which in this case is 99.70.

In this scenario, the S&P 500 Index depreciated, but not by more than the 10% buffer. The Index nevertheless declined over the annual measurement period after giving effect to the index fee.

Scenario 4

Assume that the S&P 500 Index depreciates by 50% over the following annual measurement period. Assume also that the money market balance at the end of the annual measurement period is 99.70, after giving effect to the index fee and the annual roll charge. On the annual roll date at the end of the annual measurement period, the sold put option would be exercised, resulting in the Index owing a cash amount of 40, reflecting the extent to which the depreciation of the S&P 500 Index exceeded the 10% buffer amount. This cash amount would be subtracted from the hypothetical money market balance, resulting in an Index level of 59.70.

In this scenario, the S&P 500 Index depreciated by 50%, and the Index declined by 40.30%. The difference between the decline of the S&P 500 Index and the decline of the Index does not reflect the full 10% buffer after the index fee is taken into account.

These examples are provided solely for illustrative purposes and are not intended to be a prediction of how the Index may actually perform or what the SPX participation cap or impact of the index fee will actually be over any future period.

IS-27

Option Valuation

Cboe calculates the value of each option in the hypothetical option package using its European-Style Options Implied Volatility Calculation Methodology, taking the trading prices of standardized S&P 500 Index options traded on the Chicago Board Options Exchange as inputs.

The value of an S&P 500 Index option can be determined using the Black-Scholes option pricing formula based on the following variables:

•	the volatility of the S&P 500 Index;

•	the exercise price of the option;

•	the current level of the S&P 500 Index;

•	the tenor of the option (i.e., the term to the expiration date);

•	the risk-free interest rate; and

•	expected dividends paid on the S&P 500 Index.

Of these variables, each one other than the volatility of the S&P 500 Index can be independently determined. As a result, the volatility of the S&P 500 Index is the key variable to determine in order to value an S&P 500 Index option.

Alternatively, if the value of an S&P 500 Index option is known, the Black-Scholes formula can be used to determine the volatility of the S&P 500 Index that is implied in that value.

For any standardized S&P 500 Index option traded on the Chicago Board Options Exchange, the trading price represents the value of the option as determined by the market. That trading price can then be utilized by Cboe to determine the implied volatility of the S&P 500 Index that is implied by that value.

The terms of the hypothetical options in the hypothetical option package will not necessarily match the terms of the standardized S&P 500 Index options that are traded on the Chicago Board Options Exchange – they may differ both in exercise price and expiration date. Different exercise prices and different expiration dates have different implied volatilities, and in turn different option values. To determine the implied volatility (and, in turn, value) for each of the hypothetical options in the hypothetical option package, Cboe uses techniques to interpolate and extrapolate from the implied volatilities determined for standardized S&P 500 Index options traded on the Chicago Board Options Exchange that have a range of exercise prices and expiration dates falling both below and above, and earlier and later, than the exercise prices and expiration dates of the hypothetical call options included in the hypothetical option package.

In general, the greater the implied volatility, the greater the value of an option.

Cboe calculates the vega of each option in the hypothetical option package based on the Black-Scholes formula, based on the implied volatility of the option calculated as described above.

License

Citigroup Global Markets Inc. has entered into a license agreement with S&P, as licensing agent for Cboe, granting Citigroup Global Markets Inc. and its affiliates an exclusive license to use the Index in connection with certain investment products, including securities linked to the Index.

Description of the S&P 500 Index

All information contained in this index supplement regarding the S&P 500® Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones”). The S&P 500 Index is calculated, maintained and published by

IS-28

S&P Dow Jones. S&P Dow Jones has no obligation to continue to publish, and may discontinue the publication of, any of the S&P 500 Index.

The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

Composition of the S&P 500 Index

S&P 500 Index constituents are selected from the S&P Total Market Index. Additions to the S&P 500 Index are evaluated based on the following eligibility criteria:

•	Market Capitalization. The unadjusted company market capitalization should be within a specified range for the S&P 500 Index. These ranges are reviewed from time to time to assure consistency with market conditions. A company meeting the unadjusted company market capitalization criteria is also required to have a security level float-adjusted market capitalization that is at least 50% of the S&P 500 Index’s unadjusted company level minimum market capitalization threshold. For spin-offs, S&P 500 Index membership eligibility is determined using when-issued prices, if available.

•	Liquidity. Using composite pricing and volume, the ratio of annual dollar value traded (defined as average closing price over the period multiplied by historical volume) to float-adjusted market capitalization should be at least 1.00, and the stock should trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date.

•	Domicile. Only common stocks of U.S. companies are eligible. For index purposes, a U.S. company has the following characteristics:

• the company files 10-K annual reports;

•	the U.S. portion of fixed assets and revenues constitutes a plurality of the total, but need not exceed 50%. When these factors are in conflict, fixed assets determine plurality. Revenue determines plurality when there is incomplete asset information. Geographic information for revenue and fixed asset allocations are determined by the company as reported in its annual filings. If this criteria is not met or is ambiguous, S&P Dow Jones may still deem the company to be a U.S. company for index purposes if its primary listing, headquarters and incorporation are all in the United States and/or “a domicile of convenience” (Bermuda, Channel Islands, Gibraltar, islands in the Caribbean, Isle of Man, Luxembourg, Liberia or Panama); and

•	the primary listing is on an eligible U.S. exchange as described below.

In situations where the only factor suggesting that a company is not a U.S. company is its tax registration in a “domicile of convenience” or another location chosen for tax-related reasons, S&P Dow Jones normally determines that the company is still a U.S. company. The final determination of domicile eligibility is made by the S&P Dow Jones’ U.S. Index Committee.

•	Public Float. There should be a public float of at least 50% of the company’s stock.

•	Sector Classification. The company is evaluated for its contribution to sector balance maintenance, as measured by a comparison of each GICS® sector’s weight in the S&P 500 Index with its weight in the S&P Total Market Index, in the relevant market capitalization range. The S&P Total Market Index is a float-adjusted, market-capitalization weighted index designed to track the broad equity market, including large-, mid-, small- and micro-cap stocks.

•	Financial Viability. The sum of the most recent four consecutive quarters’ Generally Accepted Accounting Principles (“GAAP”) earnings (net income excluding discontinued operations) should be positive as should the most recent quarter. For equity real estate investment trusts (“REITs”), financial viability is based on GAAP earnings and/or Funds From Operations (“FFO”), if reported.

IS-29

•	Treatment of IPOs. Initial public offerings should be traded on an eligible exchange for at least 12 months before being considered for addition to the S&P 500 Index. Spin-offs or in-specie distributions from existing constituents do not need to be seasoned for 12 months prior to their inclusion in the S&P 500 Index.

•	Exchange Listing. A primary listing on one of the following U.S. exchanges is required: New York Stock Exchange, NYSE Arca, NYSE American, Nasdaq Global Select Market, Nasdaq Select Market, Nasdaq Capital Market, Cboe BZX, Cboe BYX, Cboe EDGA or Cboe EDGX exchanges. Ineligible exchanges include the OTC Bulletin Board and Pink Sheets.

•	Organizational Structure and Share Type. Eligible organizational structures and share types are corporations (including equity and mortgage REITS) and common stock (i.e., shares). Ineligible organizational structures and share types include business development companies, limited partnerships, master limited partnerships, limited liability companies, closed-end funds, exchange-traded funds, exchange-traded notes, royalty trusts, special purposes acquisition companies, preferred and convertible preferred stock, unit trusts, equity warrants, convertible bonds, investment trusts, rights, American Depositary Receipts and tracking stocks.

As of July 31, 2017, the securities of companies with multiple share class structures (including companies with listed and unlisted share classes) are no longer eligible to be added to the S&P 500 Index, but securities already included in the S&P 500 Index have been grandfathered and are not affected by this change.

Removals from the S&P 500 Index are evaluated based as follows:

•	Companies that are involved in mergers, acquisitions or significant restructuring such that they no longer meet inclusion criteria. Companies delisted as a result of merger, acquisition or other corporate action are removed at a time announced by S&P Dow Jones, normally at the close of the last day of trading or expiration of a tender offer. Constituents that are halted from trading may be kept in the S&P 500 Index until trading resumes, at the discretion of S&P Dow Jones. If a stock is moved to the pink sheets or the bulletin board, the stock is removed.

Any company that is removed from the S&P 500 Index (including discretionary and bankruptcy/exchange delistings) must wait a minimum of one year from its index removal date before being reconsidered as a replacement candidate.

•	Companies that substantially violate one or more of the addition criteria. S&P Dow Jones believes turnover in membership in the S&P 500 Index should be avoided when possible. At times a stock may appear to temporarily violate one or more of the addition criteria. However, the addition criteria are for addition to the S&P 500 Index, not for continued membership. As a result, an index constituent of the S&P 500 Index that appears to violate criteria for addition to the S&P 500 Index is not deleted unless ongoing conditions warrant an index change. When a stock is removed from the S&P 500 Index, S&P Dow Jones explains the basis for the removal.

Companies that are spun-off from current S&P 500 Index constituents do not need to meet the outside addition criteria, but they should have a total market cap representative of the S&P 500 Index.

Calculation of the S&P 500 Index

The S&P 500 Index is a float-adjusted market capitalization-weighted index. On any given day, the index value of the S&P 500 Index is the total float-adjusted market capitalization of the S&P 500 Index’s constituents divided by its divisor. The float-adjusted market capitalization reflects the price of each stock in the S&P 500 Index multiplied by the number of shares used in the index value calculation.

Float Adjustment. Float adjustment means that the number of shares outstanding is reduced to exclude closely held shares from the calculation of the index value because such shares are not available to investors. The goal of float adjustment is to distinguish between long-term, strategic shareholders, whose holdings depend on concerns such as maintaining control rather than the shorter term economic fortunes of the company, and shareholders who are considered more short-term in nature. Generally, these long-term strategic shareholders include, but are not limited to, officers and directors, private equity, venture capital & special equity firms, asset managers and insurance

IS-30

companies with board of director representation, other publicly traded companies that hold shares, holders of restricted shares, company-sponsored employee share plans/trusts, defined contribution plans/savings, and investment plans, foundations or family trusts associated with the company, government entities at all levels (other than government retirement/pension funds), sovereign wealth funds and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. Restricted shares are generally not included in total shares outstanding except for shares held as part of a lock-up agreement. Shares that are not considered outstanding are also not included in the available float. These generally include treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock and rights.

For each component, S&P Dow Jones calculates an Investable Weight Factor (“IWF”), which represents the portion of the total shares outstanding that are considered part of the public float for purposes of the S&P 500 Index.

Divisor. Continuity in index values of the S&P 500 Index is maintained by adjusting its divisor for all changes in its constituents’ share capital after its base date. This includes additions and deletions to the S&P 500 Index, rights issues, share buybacks and issuances and non-zero price spin-offs. The value of the S&P 500 Index’s divisor over time is, in effect, a chronological summary of all changes affecting the base capital of the S&P 500 Index. The divisor of the S&P 500 Index is adjusted such that the index value of the S&P 500 Index at an instant just prior to a change in base capital equals the index value of the S&P 500 Index at an instant immediately following that change.

Maintenance of the S&P 500 Index

Changes to index composition are made on an as-needed basis. There is no scheduled reconstitution. Rather, changes in response to corporate actions and market developments can be made at any time. Index additions and deletions are announced with at least three business days advance notice. Less than three business days’ notice may be given at the discretion of the S&P Dow Jones’ U.S. Index Committee.

Share Updates. Changes in a company’s shares outstanding and IWF due to its acquisition of another public company are made as soon as reasonably possible. At S&P Dow Jones’ discretion, de minimis merger and acquisition share changes are accumulated and implemented with the quarterly share rebalancing. All other changes of less than 5% are accumulated and made quarterly on the third Friday of March, June, September and December.

5% Rule. Constituent share changes related to public offerings of at least 5% are implemented weekly. Public offerings are eligible for weekly implementation if all information is available in a timely fashion. Any concurrent share repurchase or share issuance by the affected company, even if less than 5% will also be included in the treatment as long as the selling shareholder’s stake equals at least 5% of the total shares of the company.

If a 5% or more share change causes a company’s IWF to change by five percentage points or more (for example from 0.80 to 0.85), the IWF is updated at the same time as the share change. IWF changes resulting from partial tender offers are considered on a case by case basis.

For weekly share reviews involving companies with multiple share classes, the 5% share change threshold is based on each individual share class rather than total company shares.

Share/IWF Freezes. A share/IWF freeze period is implemented during each quarterly rebalancing. The freeze period begins after the market close on the Tuesday preceding the second Friday of each rebalancing month (i.e., March, June, September, and December) and ends after the market close on the third Friday of a rebalancing month. Pro-forma files are normally released after the market close on the second Friday, one week prior to the rebalancing effective date. In September, preliminary share and float data are released on the first Friday of the month, but the share freeze period for September will follow the same schedule as the other three quarterly share freeze periods. For illustration purposes, if rebalancing pro-forma files are scheduled to be released on Friday, March 13, the share/IWF freeze period will begin after the close of trading on Tuesday, March 10 and will end after the close of trading the following Friday, March 20 (i.e., the third Friday of the rebalancing month).

During the share/IWF freeze period, shares and IWFs are not changed except for certain corporate action events (such as merger activity, stock splits, rights offerings). Share/IWF changes for Index constituents resulting from secondary public offerings that would otherwise be eligible for next day implementation are instead collected during the freeze period and added to the weekly share change announcement on the third Friday of the rebalancing month for implementation the following Friday night. There is no weekly share change announcement on the first and second Friday of a rebalancing month.

IS-31

Outside Additions to the S&P 500 Index. If a company is added to the S&P 500 Index, its IWF and shares outstanding are subject to review at the discretion of the S&P Dow Jones’ U.S. Index Committee.

Corporate Actions. Corporate actions (such as stock splits, stock dividends, non-zero price spin-offs and rights offerings) are applied after the close of trading on the day prior to the ex-date.

Other Adjustments. In cases where there is no achievable market price for a stock being deleted, it can be removed at a zero or minimal price at the S&P Dow Jones’ U.S. Index Committee’s discretion.

The table below summarizes the types of index maintenance adjustments and indicates whether or not a divisor adjustment is required.

Type of Corporate Action	Adjustment Made to the S&P 500 Index	Divisor Adjustment
Company added/deleted	Net change in market value determines divisor adjustment.	Yes
Change in shares outstanding	Any combination of secondary issuance, share repurchase or buy back – share counts revised to reflect change.	Yes
Stock split	Share count revised to reflect new count. Divisor adjustment is not required since the share count and price changes are offsetting.	No
Spin-off	The spin-off is added to the S&P 500 Index on the ex-date at a price of zero.	No
Change in IWF	Increasing (decreasing) the IWF increases (decreases) the total market value of the S&P 500 Index. The divisor change reflects the change in market value caused by the change to an IWF.	Yes
Special dividend	The stock price is adjusted by the amount of the dividend; the divisor adjustment reflects the net change to the index market capitalization.	Yes
Rights offering	The calculation assumes that the offering is fully subscribed. Divisor adjustment reflects increase in market capitalization measured as the shares issued multiplied by the price paid.	Yes

Stock splits and stock dividends do not affect the divisor, because following a split or dividend, both the stock price and number of shares outstanding are adjusted by S&P Dow Jones so that there is no change in the market value of the relevant component. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Governance of the S&P 500 Index

The S&P 500 Index is maintained by the S&P Dow Jones’ U.S. Index Committee. All S&P Dow Jones’ U.S. Index Committee members are full-time professional members of S&P Dow Jones’ staff. The S&P Dow Jones’ U.S. Index Committee meets monthly. At each meeting, the S&P Dow Jones’ U.S. Index Committee reviews pending corporate actions that may affect index constituents, statistics comparing the composition of the S&P 500 Index to the market, companies that are being considered as candidates for addition to the S&P 500 Index, and any significant market events. In addition, the S&P Dow Jones’ U.S. Index Committee may revise index policy covering rules for selecting companies, treatment of dividends, share counts or other matters.

License Agreement

S&P Dow Jones and Citigroup Global Markets Inc. have entered into a non-exclusive license agreement providing for the license to Citigroup Inc. and its other affiliates, in exchange for a fee, of the right to use indices owned and

IS-32

published by S&P Dow Jones in connection with certain financial products, including the securities. “Standard & Poor’s,” “S&P” and “S&P 500” are trademarks of S&P. “Dow Jones” is a registered trademark of Dow Jones Trademark Holdings, LLC (“Dow Jones”). Trademarks have been licensed to S&P Dow Jones and have been licensed for use by Citigroup Inc. and its affiliates.

The license agreement between S&P Dow Jones and Citigroup Global Markets Inc. provides that the following language must be stated in this index supplement:

“The securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones, Dow Jones, S&P or their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly. S&P Dow Jones Indices’ only relationship to Citigroup Inc. and its affiliates (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks, trade names and service marks of S&P Dow Jones Indices and of the S&P 500 Index, which is determined, composed and calculated by S&P Dow Jones Indices without regard to Citigroup Inc., its affiliates or the securities. S&P Dow Jones Indices have no obligation to take the needs of Citigroup Inc., its affiliates or the holders of the securities into consideration in determining, composing or calculating the S&P 500 Index. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the timing of, prices at or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the securities.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN AND S&P DOW JONES INDICES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P DOW JONES INDICES MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP INC., HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P DOW JONES INDICES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND CITIGROUP INC.”

IS-33

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the securities. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, (the “Code”) prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans. As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans. Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the securities by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the securities.

Accordingly, the securities may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption or there is some other basis on which the purchase and holding of the securities will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code. Each purchaser or holder of the securities or any interest therein will be deemed to have represented by its purchase or holding of the securities that (a) it is not a Plan and its purchase and holding of the securities is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the securities will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”). Accordingly, each such purchaser or holder of the securities shall be required to represent (and deemed to have represented by its purchase of the securities) that such purchase and holding is not prohibited under applicable Similar Laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

IS-34

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)       the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)       we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)       any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)       our interests are adverse to the interests of the purchaser or holder; and

(v)       neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws. The sale of any securities to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that such an investment is appropriate for Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of CGMI or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.

IS-35

UNITED STATES FEDERAL TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the securities. It applies to you only if you purchase a security for cash in the initial offering at the “issue price,” which is the first price at which a substantial amount of the securities is sold to the public (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and hold it as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). Purchasers of securities at another time or price should consult their tax advisers regarding the U.S. federal tax consequences to them of the ownership and disposition of the securities. This discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are a holder subject to special rules, such as:

•	a financial institution;

•	a “regulated investment company”;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA”;

•	a dealer or trader subject to a mark-to-market method of tax accounting with respect to the securities;

•	a person holding a security as part of a “straddle” or conversion transaction or one who enters into a “constructive sale” with respect to a security;

•	a person subject to special tax accounting rules under Section 451(b) of the Code;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar; or

•	an entity classified as a partnership for U.S. federal income tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the securities to you.

We will not attempt to ascertain whether any issuer of any shares that underlie the Index (collectively, the “Underlying Equity”) should be treated as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code or a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code. If any issuer of the Underlying Equity were so treated, certain adverse U.S. federal income tax consequences might apply to you, in the case of a USRPHC if you are a Non-U.S. Holder (as defined below), and in the case of a PFIC if you are a U.S. Holder, upon a sale, exchange or other disposition of the securities. If a U.S. Holder owns or is deemed to own an equity interest in a PFIC for any taxable year, the U.S. Holder would generally be required to file IRS Form 8621 with its annual U.S. federal income tax return for that year, subject to certain exceptions. Failure to timely file the form may extend the time for tax assessment by the IRS. You should refer to information filed with the Securities and Exchange Commission or another governmental authority by the issuers of the Underlying Equity and consult your tax adviser regarding the possible consequences to you if any issuer of Underlying Equity is or becomes a USRPHC or PFIC.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this index supplement, changes to any of which subsequent to the date of this index supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effects of any applicable state, local or non-U.S. tax laws or the potential application of the Medicare contribution tax or the alternative minimum tax. You should consult your tax adviser about the application of the U.S. federal income and estate tax laws (including the possibility of alternative treatments of the securities) to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

IS-36

This discussion may be supplemented, modified or superseded by disclosure regarding U.S. federal tax consequences set out in an applicable pricing supplement, which you should read before making a decision to invest in the relevant securities.

Tax Treatment of the Securities

Unless otherwise indicated in the applicable pricing supplement, under current law, we intend to treat the securities as prepaid forward contracts for U.S. federal income tax purposes. The following discussion describes the consequences of this intended treatment as well as possible alternative treatments.

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the securities or similar instruments, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described below. Accordingly, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities. Unless otherwise stated, the following discussion is based on the treatment of the securities as prepaid forward contracts.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a security that is:

• a citizen or individual resident of the United States;

• a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The discussion below is subject to, and should be read in conjunction with, the discussion below under “Possible Taxable Event.”

Tax Treatment Prior to Maturity. You generally should not be required to recognize income over the term of the securities prior to maturity, other than pursuant to a sale, exchange or retirement as described below.

Taxable Disposition of the Securities. Upon a taxable disposition (including, a sale, exchange, early redemption or retirement) of a security, you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Your tax basis in the securities should equal the amount you paid to acquire them. This gain or loss should be long-term capital gain or loss if you have held the securities for more than one year at the time of the taxable disposition, and should be short-term capital gain or loss otherwise. Long-term capital gains recognized by non-corporate U.S. Holders are generally subject to taxation at reduced rates. The deductibility of capital losses is subject to limitations.

Possible Alternative Tax Treatments of an Investment in the Securities

Alternative U.S. federal income tax treatments of the securities are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to the securities. It is possible, for example, that the securities could be treated as debt instruments issued by us. Under this treatment, “long-term” securities (i.e., securities that mature, after taking into account the last possible date that the securities could be outstanding under their terms, more than one year from the date of their issuance) would generally be subject to Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, regardless of your method of accounting for U.S. federal income tax purposes, in each year that you held the securities, you would generally be required to accrue income based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the securities, even though we are not required to make any payment with respect to the

IS-37

securities until retirement. In addition, any gain on a sale, exchange or retirement of the securities would be treated as ordinary income.

Other possible U.S. federal income tax treatments of the securities could also affect the timing and character of income or loss with respect to the securities. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding the possible alternative tax treatments of the securities and potential changes in applicable law.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. You are a “Non-U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a security that is:

• an individual who is classified as a nonresident alien;

• a foreign corporation; or

• a foreign trust or estate.

You are not a Non-U.S. Holder for purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition or (ii) a former citizen or resident of the United States and certain conditions apply. If you are or may become such a person during the period in which you hold a security, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities.

The discussion below is subject to, and should be read in conjunction with, the discussion below under “Possible Taxable Event.”

Taxable Disposition of the Securities

Subject to the possible application of Section 897 of the Code and the discussions below under “—Dividend Equivalents Under Section 871(m) of the Code” and “FATCA,” you generally should not be subject to U.S. federal withholding or income tax in respect of amounts you receive on a sale or other taxable disposition of a note, provided that income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you provide an appropriate IRS Form W-8 to the applicable withholding agent certifying under penalties of perjury that you are not a U.S. person.

If you are engaged in a U.S. trade or business, and if income from the securities is effectively connected with the conduct of that trade or business, you generally will be subject to regular U.S. federal income tax with respect to that income in the same manner as if you were a U.S. Holder, subject to the provisions of an applicable income tax treaty. In this event, if you are a corporation, you should also consider the potential application of a 30% (or lower treaty rate) branch profits tax.

Tax Consequences Under Possible Alternative Treatments

Subject to the discussions below under “—Dividend Equivalents under Section 871(m) of the Code” and “FATCA,” if a security were recharacterized as a debt instrument, any payment made to you with respect to the security generally would not be subject to U.S. federal withholding or income tax, provided that: (i) income or gain in respect of the security is not effectively connected with your conduct of a trade or business in the United States, and (ii) you provide to the applicable withholding agent an appropriate IRS Form W-8 certifying under penalties of perjury that you are not a U.S. person.

IS-38

Other U.S. federal income tax treatments of the securities are also possible. Moreover, as discussed above under “Tax Consequences to U.S. Holders – Possible Alternative Tax Treatments of an Investment in the Securities,” the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the withholding tax consequences of an investment in the securities, possibly with retroactive effect.

You should consult your tax adviser regarding the possible alternative tax treatments of the securities and potential changes in applicable law.

Dividend Equivalents Under Section 871(m) of the Code

Section 871(m) of the Code and the Treasury regulations thereunder (“Section 871(m)”) impose a 30% (or lower treaty rate) withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“Underlying Securities”), as defined under the applicable Treasury regulations, or indices that include Underlying Securities. Section 871(m) generally applies to “specified equity-linked instruments” (“Specified ELIs”), which are financial instruments that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations and discussed further below. Section 871(m) provides certain exceptions to this withholding regime, in particular for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (“Qualified Indices”) as well as securities that track such indices (“Qualified Index Securities”).

Although the Section 871(m) regime became effective in 2017, Treasury regulations, as modified by an IRS notice, phase in the application of Section 871(m) as follows:

• For financial instruments issued prior to 2023, Section 871(m) will generally apply only to financial instruments that have a “delta” of one.

• For financial instruments issued in 2023 and thereafter, Section 871(m) will apply if either (i) the “delta” of the relevant financial instrument is at least 0.80, if it is a “simple” contract, or (ii) the financial instrument meets a “substantial equivalence” test, if it is a “complex” contract.

Delta is generally defined as the ratio of the change in the fair market value of a financial instrument to a small change in the fair market value of the number of shares of the Underlying Security. The “substantial equivalence” test measures whether a complex contract tracks its “initial hedge” (shares of the Underlying Security that would fully hedge the contract) more closely than would a “benchmark” simple contract with a delta of 0.80.

If the terms of a security are subject to a “significant modification” (for example, upon an event discussed below under “Possible Taxable Event”), the security generally will be treated as reissued for this purpose at the time of the significant modification, in which case the securities could become Specified ELIs at that time.

Depending on the terms of a security and whether or not it is issued prior to 2023, the pricing supplement may contain additional information relevant to Section 871(m), such as whether the security references a Qualified Index or Qualified Index Security; whether it is a “simple” contract; the “delta” and the number of shares multiplied by delta (for a simple contract); and whether the “substantial equivalence test” is met and the initial hedge (for a complex contract).

Moreover, your consequences under Section 871(m) may depend on your particular circumstances. For example, if you enter into other transactions relating to the Index, you could be subject to withholding tax or income tax liability under Section 871(m) even if the securities are not Specified ELIs subject to Section 871(m) as a general matter. Non-U.S. Holders should consult their tax advisers regarding the application of Section 871(m) in their particular circumstances. Prospective purchasers of the securities should consult their tax advisers regarding the potential application of Section 871(m) to a particular security.

IS-39

U.S. Federal Estate Tax

If you are an individual Non-U.S. Holder or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty exemption, a security that is treated as a debt obligation for U.S. federal estate tax purposes generally will be treated as U.S.-situs property subject to U.S. federal estate tax if payments on the security, if received by the decedent at the time of death, would have been subject to U.S. federal withholding or income tax (even if the IRS Form W-8 certification requirement described above were satisfied and not taking into account the elimination of such U.S. federal withholding tax due to the application of an income tax treaty). If you are such an individual or entity, you should consult your tax adviser regarding the U.S. federal estate tax consequences of an investment in the securities.

Possible Taxable Event

As provided in the accompanying prospectus, our obligations under the securities may be assumed by Citigroup Inc. We intend that Citigroup Inc. will assume the securities pursuant to this provision only in circumstances in which we expect to treat such an assumption as not giving rise to a “significant modification” of the securities and have been advised by our counsel that such treatment is reasonable under the circumstances and the law in effect at the time of such assumption. However, in light of the lack of clear authority regarding the treatment of such an assumption, there may be uncertainty regarding the correctness of this treatment. As a result, it is possible that the IRS may treat an assumption of the securities as a significant modification.

In addition, a change in the methodology by which the Index is calculated, the designation of a Successor Index or other similar circumstances resulting in a material change to the Index could also result in a significant modification of the affected securities.

A significant modification of the securities would generally result in the securities being treated as terminated and reissued for U.S. federal income tax purposes. In that event, you might be required to recognize gain or loss (subject to the possible application of the wash sale rules) with respect to the securities, and your holding period for your securities could be affected. Moreover, depending on the facts at the time of the significant modification, the reissued securities could be characterized for U.S. federal income tax purposes in a manner different from their original treatment, which could have a significant and potentially adverse effect on the timing and character of income you recognize with respect to the securities after the significant modification if you are a U.S. Holder, and potentially adverse withholding consequences if you are a Non-U.S. Holder.

You should consult your tax adviser regarding the consequences of a significant modification of the securities. Except where stated otherwise, the discussion herein assumes that there has not been a significant modification of the securities.

Reportable Transactions

A taxpayer that participates in a “reportable transaction” is subject to information reporting requirements under Section 6011 of the Code. “Reportable transactions” include, among other things, certain transactions identified by the IRS as well as certain losses recognized in an amount that exceeds a specified threshold level. In 2015, the U.S. Treasury Department and the IRS released notices designating certain “basket options,” “basket contracts” and substantially similar transactions as reportable transactions. The notices apply to specified transactions in which a taxpayer or its “designee” has, and exercises, discretion to change the assets or an algorithm underlying the transaction. While an exercise of the type of discretion that would give rise to such reporting requirements in respect of the securities is not expected, if we, an index sponsor or calculation agent or other person were to exercise discretion under the terms of a security or an index underlying a security and were treated as a holder’s designee for these purposes, unless an exception applied certain holders of the relevant securities would be required to report certain information to the IRS, as set forth in the applicable Treasury regulations, or be subject to penalties. We might also be required to report information regarding the transaction to the IRS. You should consult your tax adviser regarding these rules.

IS-40

Information Reporting and Backup Withholding

Payment of the proceeds of a sale, exchange or other disposition (including retirement) of the securities may be subject to information reporting and, if you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code. If you are a Non-U.S. Holder that provides the applicable withholding agent with the appropriate IRS Form W-8, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements (that are in addition to, and potentially significantly more onerous than, the requirement to deliver an IRS Form W-8) have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to interest on the securities and certain dividend equivalents (as defined above) under Section 871(m). While existing Treasury regulations would also require withholding on payments of gross proceeds of the disposition (including upon retirement) of the securities, the U.S. Treasury Department has indicated in subsequent proposed regulations its intent to eliminate this requirement. The U.S. Treasury Department has stated that taxpayers may rely on these proposed regulations pending their finalization. If you are a Non-U.S. Holder, or a U.S. Holder holding securities through a non-U.S. intermediary, you should consult your tax adviser regarding the potential application of FATCA to the securities, including the availability of certain refunds or credits.

WE WILL NOT BE REQUIRED TO PAY ANY ADDITIONAL AMOUNTS WITH RESPECT TO U.S. FEDERAL WITHHOLDING TAXES.

THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF THE SECURITIES ARE UNCLEAR. YOU SHOULD CONSULT YOUR TAX ADVISER REGARDING THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF THE SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

IS-41

Plan of Distribution; Conflicts of Interest

The terms and conditions set forth in the Amended and Restated Global Selling Agency Agreement dated April 7, 2017 among Citigroup Global Markets Holdings Inc., Citigroup Inc. and the Agents listed on Schedule I thereto, including CGMI, govern the sale and purchase of the securities.

The securities will not be listed on a securities exchange.

Unless otherwise specified in the applicable pricing supplement, CGMI, an affiliate of Citigroup Global Markets Holdings Inc., will be the underwriter of the sale of the securities and will purchase the securities as principal from Citigroup Global Markets Holdings Inc. at the public offering price less an underwriting fee. CGMI may offer the securities directly to the public at the public offering price specified in the applicable pricing supplement. CGMI may also offer the securities to selected dealers, which may include dealers affiliated with Citigroup Global Markets Holdings Inc. CGMI will pay selected dealers a selling concession as described in the applicable pricing supplement.

A portion of the net proceeds from the sale of the securities will be used to hedge Citigroup Global Markets Holdings Inc.’s obligations under the securities. Citigroup Global Markets Holdings Inc. may hedge its obligations under the securities through an affiliate of Citigroup Global Markets Holdings Inc. and CGMI or through unaffiliated counterparties, and CGMI or such counterparties may profit from such expected hedging activity even if the value of the securities declines. CGMI and its affiliates expect to receive the Index charges in connection with expected hedging activity related to the securities.

This hedging activity could affect the level of the Index and, therefore, the value of and your return on the securities. You should refer to the section “Plan of Distribution; Conflicts of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Cboe publishes other series of indices that are identical to the Index series described herein except for the index fee. The fact that the securities are linked to the particular Index series described herein reflects the amount of selling concessions expected to be paid in connection with the offering of the securities. Higher expected selling concessions mean that the securities are linked to an Index series with a higher index fee than would be required if lower selling concessions were paid. The higher index fees that result from higher selling concessions reduce Index performance.

CGMI is an affiliate of Citigroup Global Markets Holdings Inc. Accordingly, each offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

Citigroup Global Markets Holdings Inc. has agreed to indemnify CGMI against liabilities relating to material misstatements and omissions with respect to the securities, or to contribute to payments that CGMI may be required to make relating to these liabilities. Citigroup Global Markets Holdings Inc. will reimburse CGMI for customary legal and other expenses incurred by CGMI in connection with the offer and sale of the securities.

Secondary market sales of securities typically settle two business days after the date on which the parties agree to the sale. If the issue date for the securities is more than two business days after the pricing date, investors who wish to sell the securities at any time prior to the second business day preceding the issue date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisors in this regard.

Certain Selling Restrictions

Prohibition of Sales to EEA Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

IS-42

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe the securities.

© 2021 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

IS-43